SCHEDULE 14-A
(Rule 14-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
SEACOAST BANKING CORPORATION OF FLORIDA
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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April 9, 2009

April 29, 2009
TO THE SHAREHOLDERS OF
SEACOAST BANKING CORPORATION OF FLORIDA:
          You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”), which will be held at the Port St. Lucie Civic Center, 9221 S.E. Civic Center Place (corner of U.S. Highway 1 and Walton Road), Port St. Lucie, Florida, on Thursday, June 18, 2009, at 3:00 P.M., Local Time (the “Meeting”).
          Enclosed are the Notice of Meeting, Proxy Statement, Proxy and our 2008 Annual Report to Shareholders (the “Annual Report”). At the Meeting, you will be asked to consider and vote upon the proposals outlined in the Notice of Meeting and described in detail in the Proxy Statement. We hope you can attend the Meeting and vote your shares in person. In any case, we would appreciate you completing the enclosed Proxy and returning it to us as soon as possible. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the Meeting, you may vote your shares in person, even if you have previously returned your Proxy.
          If you have any questions about the Proxy Statement or our Annual Report, please call or write us.
Sincerely,

Dennis S. Hudson, III
Chairman & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INTRODUCTION
PROPOSAL 1
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION & ANALYSIS
EXECUTIVE COMPENSATION
2008 SUMMARY COMPENSATION TABLE
2008 COMPONENTS OF ALL OTHER COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008
2008 OPTION EXERCISES AND STOCK VESTED
2008 NONQUALIFIED DEFERRED COMPENSATION
2008 OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
PERFORMANCE GRAPH
2008 DIRECTOR COMPENSATION
SALARY AND BENEFITS COMMITTEE REPORT
AUDIT COMMITTEE REPORT
SALARY AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
PRINCIPAL SHAREHOLDERS
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
PROPOSAL 5
PROPOSAL 6
PROPOSAL 7
INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2010
OTHER MATTERS
OTHER INFORMATION
SEACOAST BANKING CORPORATION OF FLORIDA PROPOSED AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

SEACOAST BANKING CORPORATION OF FLORIDA
815 Colorado Avenue
Stuart, Florida 34994
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 18, 2009
          Notice is hereby given that the 2009 Annual Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”) will be held at the Port St. Lucie Civic Center, 9221 S.E. Civic Center Place (corner of U.S. Highway 1 and Walton Road), Port St. Lucie, Florida, on Thursday, June 18, 2009, at 3:00 P.M., Local Time (collectively, with any adjournments or postponements, the “Meeting”), for the following purposes:
1.	Elect Directors. To re-elect four Class I directors;

2.	Increase Authorized Capital Stock. To approve a proposal to amend the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of the Company’s common stock (“Common Stock”) from 35,000,000 to 65,000,000 shares (the “Common Stock Proposal”);

3.	Amend Articles VII of the Company’s Article of Incorporation—Provisions Relating to Business Combinations. To approve a proposal to amend and restate Article VII of the Company’s Articles of Incorporation to eliminate ambiguity and to reduce the scope of the definition of “Business Combination” and to reduce the scope of the requirements for supermajority shareholder approvals, including deleting the term “independent majority of shareholders;”

4.	Amend Article X of the Company’s Articles of Incorporation—Amendment of Articles of Incorporation. To approve a proposal to amend Article X of the Company’s Articles of Incorporation to delete the requirement of affirmative votes of “independent majority of shareholders” in the case of amending certain articles of the Articles of Incorporation;

5.	Amend Employee Stock Purchase Plan. To approve an amendment to Section 2 of Seacoast’s Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) to increase the number of authorized shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan from 330,000 to 730,000;

6.	Advisory (Non-binding) Vote on Executive Compensation. To allow shareholders to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this Proxy Statement;

7.	Adjournment of the Annual Meeting. To grant the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days to allow for the solicitation of additional proxies in the event that there are insufficient shares voted at the Meeting, in person or by proxy, to approve Proposals 2, 3, 4 and 5; and

8.	Other Business. To transact such other business as may properly come before the Meeting.
          The enclosed Proxy Statement explains these proposals in greater detail. We urge you to read these materials carefully.
          Only shareholders of record at the close of business on April 20, 2009 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.
By Order of the Board of Directors

Dennis S. Hudson, III
Chairman & Chief Executive Officer
April 29, 2009

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO SEACOAST IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF SEACOAST BANKING CORPORATION OF FLORIDA
June 18, 2009
INTRODUCTION
General
          This Proxy Statement is being furnished to the shareholders of Seacoast Banking Corporation of Florida, a Florida corporation (“Seacoast” or the “Company”), in connection with the solicitation of proxies by Seacoast’s Board of Directors from holders of Seacoast’s common stock (“Common Stock”) for use at the 2009 Annual Meeting of Shareholders of Seacoast to be held on June 18, 2009, and at any adjournments or postponements thereof (the “Meeting”). Unless otherwise clearly specified, the terms “Company” and “Seacoast” include the Company and its subsidiaries.
          The Meeting is being held to consider and vote upon the proposals summarized below under “Summary of Proposals” and described in greater detail elsewhere herein. Seacoast’s Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.
          The 2008 Annual Report to Shareholders (“Annual Report”), including financial statements for the fiscal year ended December 31, 2008, accompanies this Proxy Statement. These materials are first being mailed to the shareholders of Seacoast on or about April 29, 2009.
          The principal executive offices of Seacoast are located at 815 Colorado Avenue, Stuart, Florida 34994, and its telephone number is (772) 287-4000.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 18, 2009: The Notice of Annual Meeting, the 2009 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are also available at http//www.snl.com/IRWebLinkX/GenPage.aspx?IID=100425&gkp=1073743274.
Summary of Proposals
          The proposals to be considered at the Meeting may be summarized as follows:
Proposal 1.	To re-elect four Class I directors;

Proposal 2.	To approve a proposal to amend the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of Common Stock from 35,000,000 to 65,000,000;

Proposal 3.	To approve a proposal to amend and restate Article VII of the Company’s Articles of Incorporation to eliminate ambiguity and to reduce the scope of the definition of “Business Combination” and to reduce the scope of the requirements for supermajority shareholder approvals, including deleting the term “independent majority of shareholders;”

Proposal 4.	To approve a proposal to amend Article X of the Company’s Articles of Incorporation to delete the requirement of affirmative votes of “independent majority of shareholders” in the case of amending certain articles of the Articles of Incorporation;

Proposal 5.	To consider and act upon a proposal to amend Seacoast’s Employee Stock Purchase Plan to increase the shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan from 330,000 to 730,000;

Proposal 6.	To allow shareholders to endorse or not endorse, on a non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement;

Proposal 7.	To grant the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days to allow for the solicitation of additional proxies in the event that there are insufficient shares voted at the Meeting, in person or by proxy, to approve Proposals 2, 3, 4 and 5; and

Proposal 8.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Quorum and Voting Requirements
          Holders of record of shares of the Company’s Common Stock as of the Record Date (as defined below) are entitled to one vote per share on each matter to be considered and voted upon at the Meeting. As of the Record Date, there were ______ shares of Common Stock issued, outstanding and entitled to be voted, which were held by approximately ______ holders of record.
          To hold a vote on any proposal, a quorum must be present, which is a majority of the total votes entitled to be cast by the holders of the outstanding shares of Common Stock. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.
          Proposal 1 requires approval by a “plurality” of the votes cast at the Meeting. This means that Proposal 1 will be approved if more votes cast at the Meeting are voted in favor of the proposal than are voted against the proposal. Votes withheld are not counted as votes against the proposal. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
          Proposals 2, 5, 6 and 7 require approval by the affirmative vote of a majority of votes cast at the Meeting. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
          Proposal 3 and 4 require approval by the affirmative vote of no less than 66 2/3% of votes of all of the shares of Common Stock in person or by proxy at the Meeting and the affirmative vote of an Independent Majority of Shareholders, which excludes shares of Common Stock that are beneficially owned by “Related Persons” under current Article VII of our Articles of Incorporation. Related Persons are determined by our Board of Directors and may include a person who is the beneficial owner as of the Record Date of 5% or more of the Company voting shares, or any person who is directly or indirectly controlling, controlled by or under common control with, the Company and at any time within five years preceding the Record Date was beneficial owner of 5% or more of the Company’s then outstanding shares of Common Stock, other than persons who owned 5% or more of the Company voting shares prior to March 1, 2003. However, our Board of Directors has made no determination that any shareholder as of the Record Date for the Meeting is a Related Person. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
          Unless otherwise required by the Company’s Articles of Incorporation or Bylaws or the Florida Business Corporation Act, or by applicable law, any other proposal that is properly brought before the Meeting will require approval by the affirmative vote of a majority of all votes cast at the Meeting. With respect to any such proposal, neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
          Directors and executive officers of the Company beneficially hold approximately ______ shares of Company Common Stock, or ___% of all the votes entitled to be cast at the Meeting.
Record Date, Solicitation and Revocability of Proxies
          The Board of Directors of Seacoast has fixed the close of business on April 20, 2009 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of shares of Common Stock on the Record Date will be entitled to notice of, and to vote at, the Meeting.
          Shares of Common Stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies. If a valid Proxy is returned and no instructions are indicated, such shares of Common Stock will be voted FOR Proposals 1, 2, 3, 4, 5, 6 and 7, and in the discretion of the proxy holder as to any other matter that may come properly before the Meeting.
          A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by either (i) giving written notice of revocation to the Secretary of Seacoast, (ii) properly submitting to Seacoast a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of Proxies should be addressed as follows: Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994, Attention: Sharon Mehl, Secretary.
          The Company has a Dividend Reinvestment and Stock Purchase Plan (the “Reinvestment Plan”) administered by our transfer agent, Continental Stock Transfer and Trust Company (“Continental”). Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in book entry form by Continental for participating shareholders. Shares held in a participant’s plan account will be combined and voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.
          If you are a participant in the Company’s Employee Stock Purchase Plan and/or the Retirement Savings Plan for Employees of Seacoast National Bank, you are asked to vote the shares held in your account separately. Plan shares not voted by participants will be voted by the plan administrator or trustee in accordance with the terms of each respective plan.

PROPOSAL 1
ELECTION OF DIRECTORS
General
          The Meeting is being held to, among other things, re-elect four Class I directors of Seacoast, each to serve a three year term and until their successors have been elected and qualified. The nominees have been nominated by the Nominating/Governance Committee of the Board of Directors. All of the nominees are presently directors of Seacoast. All of the nominees also serve as members of the Board of Directors of Seacoast’s principal banking subsidiary, Seacoast National Bank (the “Bank”). On December 19, 2008, the Company’s Board of Directors, upon recommendation of the Company’s Nominating and Governance Committee, elected H. Gilbert Culbreth, Jr. to the Board of Directors to fill the vacancy created by the retirement of John R. Santarsiero, Jr. on August 26, 2008. Mr. Culbreth has served on the board of directors for the Bank since April 2006. The members of the Boards of Directors of the Bank and the Company are the same except for Dennis J. Arczynski, Marian B. Monroe and O. Jean Strickland, who are currently directors of the Bank only.
          As provided in the Articles of Incorporation, the Company’s Board of Directors is divided into three classes: Class I directors, who presently are serving a term expiring at the Company’s 2009 Annual Meeting of shareholders; Class II directors, who presently are serving a term expiring at the Company’s 2010 Annual Meeting of shareholders; and Class III directors, who presently are serving a term expiring at the Company’s 2011 Annual Meeting of shareholders. Currently, the Board is classified as follows:

Class	Term	Names of Directors

Class I	Term Expires at the 2009 Annual Meeting	Jeffrey C. Bruner H. Gilbert Culbreth, Jr. Christopher E. Fogal Dale M. Hudson

Class II	Term Expires at the 2010 Annual Meeting	John H. Crane Jeffrey S. Furst Dennis S. Hudson, Jr. Thomas E. Rossin Thomas H. Thurlow, Jr.

Class III	Term Expires at the 2011 Annual Meeting	Stephen E. Bohner T. Michael Crook A. Douglas Gilbert Dennis S. Hudson, III Edwin E. Walpole, III
          Upon approval of Proposal 1, the Class I directors will be elected for a three-year term expiring at the Company’s 2012 Annual Meeting of shareholders.
          All shares represented by valid Proxies, and not revoked before they are exercised, will be voted in the manner specified therein. If a valid Proxy is submitted but no vote is specified, the Proxy will be voted FOR the election of each of the four nominees for election as directors. Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by Seacoast’s Nominating/Governance Committee. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (four persons). Cumulative voting is not permitted.
          The affirmative vote of the holders of shares of Common Stock representing a plurality of the votes cast at the Meeting at which a quorum is present is required for the election of the directors listed below.

          The nominees have been nominated by Seacoast’s Nominating/Governance Committee, and the Board of Directors unanimously recommends a vote “FOR” the election of all four nominees listed below.
          The tables below set forth the name and age of each nominee for director, as well as each incumbent director who is not a nominee and each executive officer of the Company who is not a director or nominee, the year in which he was first elected a director or executive officer, as the case may be, a description of his or her position and offices with Seacoast or the Bank, a brief description of his or her principal occupation and business experience, and the number of shares of Common Stock beneficially owned by him or her as of April 20, 2009. See “Corporate Governance” for more information on the director nominating process and board committees.
Nominees for Director

Name, Age, Director		Shares of		Percentage of
Class and Year		Common Stock		Common
First Elected or		Beneficially		Stock
Appointed a Director	Information About Nominees for Director	Owned(1)		Outstanding(l)

Jeffrey C. Bruner (58) Class I, 1983 (2)	Mr. Bruner has been a self-employed real estate investor in Stuart, Florida since 1972.	74,534.2	(3)	(4)

H. Gilbert Culbreth, Jr. (63) Class I, 2008	Mr. Culbreth is chief executive officer and owner of Gilbert Chevrolet Company, Inc., a car dealership located in Okeechobee, Florida. He was previously a member of Big Lake Financial Corporation’s (“Big Lake”) board of directors for 10 years prior to the acquisition of Big Lake by Seacoast in April 2006, and has served on the Bank’s board of directors since the acquisition. In December 2008, he was appointed to Seacoast’s Board of Directors.	210,000	(5)	___ %

Christopher E. Fogal (57) Class I, 1997	Mr. Fogal, a certified public accountant, has been a managing partner of Fogal & Associates, a public accounting firm located in Ft. Pierce, Florida, since 1979.	30,137	(6)	(4)

Dale M. Hudson (74) Class I, 1983 (7)	Mr. Hudson became Vice Chairman of Seacoast in July 2005, after serving as Chairman since June 1998. He previously served as Chief Executive Officer of Seacoast from 1992 to June 1998, as President of Seacoast from 1990 to June 1998, and as Chairman of the Board of the Bank from September 1992 to June 1998.	1,606,968.6	(8)	___ %

Directors

Name, Age, Director		Shares of		Percentage of
Class and Year		Common Stock		Common
First Elected or		Beneficially		Stock
Appointed a Director	Information About Incumbent Directors	Owned(1)		Outstanding(l)

Stephen E. Bohner (56) Class III, 2003	Mr. Bohner has been president and owner of Premier Realty Group, a real estate company located in Sewalls Point, Florida since 1987.	11,458.5	(9)	(4)

John H. Crane (79) Class II, 1983	Mr. Crane is retired, but served as vice president of C&W Fish Company, Inc., a fish processing plant located in the Stuart, Florida area, from 1982 through 2000. He also served as President of Krauss & Crane, Inc., an electrical contracting firm located in Stuart, Florida, from 1957 through 1997.	32,962	(10)	(4)

T. Michael Crook (61) Class III, 2003 (2)	Mr. Crook has been a principal with the public accounting firm of Proctor, Crook & Crowder, CPA, and P.A., located in Stuart, Florida, since 1979. He was previously a member of Barnett Bank of Martin County’s board of directors for 11 years.	21,547.6	(11)	(4)

Jeffrey S. Furst (66) Class II, 1997	Mr. Furst was elected Property Appraiser for St. Lucie County, Florida in 2000. He has been a real estate broker since 1973 and is the former owner of Sun Realty, Inc. in Port St. Lucie, Florida.	171,219.5	(12)	(4)

A. Douglas Gilbert (68) Class III, 1990	Until his retirement in January 2009, Mr. Gilbert served as President of Seacoast and Vice Chairman of the Bank from July 2005, and as Chief Credit and Chief Operating Officer of Seacoast from July 1990. Previously, he served as Senior Executive Vice President of Seacoast and President of the Bank from June 1998 to July 2005, and Chief Operating and Credit Officer of the Bank from October 1994 to July 2005.	79,116.8	(13)	(4)

Dennis S. Hudson, Jr. (81) Class II, 1983 (7)	Mr. Hudson served as Chairman of the Board of Seacoast from 1990 to June 1998, when he retired from his position as Chairman.	1,345,696	(14)	___ %

Directors (continued)

Name, Age, Director		Shares of		Percentage of
Class and Year		Common Stock		Common
First Elected or		Beneficially		Stock
Appointed a Director	Information About Incumbent Directors	Owned(1)		Outstanding(l)

Dennis S. Hudson, III (53) Class III, 1984 (7)	Mr. Hudson was named Chairman of Seacoast in July 2005, and has served as Chief Executive Officer of the Company since June 1998 and Chairman and Chief Executive Officer of the Bank since 1992. He served as President of Seacoast from June 1998 to July 2005. Mr. Hudson is also on the board of directors of Florida Public Utilities Company (ticker: FPU), a public gas and electric utilities company headquartered in West Palm Beach, Florida. He is also a member of the board of directors of the Miami Branch of the Federal Reserve Bank of Atlanta.	1,411,740.7	(15)	___ %

Thomas E. Rossin (75) Class II, 2004	Mr. Rossin has been a practicing attorney in West Palm Beach, Florida, since 1993. He served as a Florida State Senator from 1994 to 2002, the last two years as minority leader, and was a candidate for Florida Lt. Governor in 2002. Prior to his political career, he served as president, chief executive officer and director of The Flagler Bank Corporation, located in West Palm Beach, Florida, from 1974 to 1993.	7,000		(4)

Thomas H. Thurlow, Jr. (72) Class II, 1983 (7)	Mr. Thurlow is vice president and director of, and counsel to, Thurlow, Thurlow & Giachino, P.A., a law firm in Stuart, Florida. He has practiced law in Stuart, Florida since 1961.	47,246.4	(16)	(4)

Edwin E. Walpole, III (73) Class III, 2006	Mr. Walpole has been the president, owner and director of Walpole Inc., a trucking transportation company in Okeechobee, Florida which covers the Southeastern U.S., since 1960. He served as chairman, president and chief executive officer of Big Lake Financial Corporation from 1985 until Big Lake was acquired by Seacoast in April 2006.	245,822	(17)	___ %

Non-Director Executive Officers

Name, Age, and Year		Shares of		Percentage of
First Elected or		Common Stock		Common
Appointed an	Information About Executive Officers	Beneficially		Stock
Executive Officer	Who Are Not Also Directors or Nominees:	Owned(1)		Outstanding(l)

William R. Hahl (60) 1990	Mr. Hahl, Executive Vice President of the Finance Group, has served as the Chief Financial Officer of Seacoast and the Bank since July 1990.	73,635.3	(18)	(4)

H. Russell Holland, III (44) 2008	Mr. Holland has served as the Chief Banking Officer of Seacoast and the Bank since February 2008, and as Executive Vice President of Commercial Lending since July 2006. Before joining the Company, Mr. Holland served as Senior Vice President and Senior Lender for Fifth Third Bank from February 2006 to July 2006. From February 2005 to February 2006, he was President of Old Palm Realty Partners, a financial services company located in Stuart, Florida. From December 2001 to February 2005, he served as Executive Vice President and Chief Lending Officer of Union Bank of Florida, which had assets in excess of $1.0 billion.	7,619.1	(19)	(4)

O. Jean Strickland (49) 1997	Ms. Strickland was appointed to the Bank’s Board of Directors in September 2005. She was named Senior Executive Vice President of Seacoast and President and Chief Operating Officer of the Bank in July 2005. She served as Executive Vice President, Systems and Operations Division, of Seacoast and the Bank and President of the Bank’s Palm Beach County operations from November 2002 to July 2005.	66,112.5	(20)	(4)

Nominees, directors and executive officers as a group (17 persons)		4,321,038.2		___ %

(1)	Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in the rules of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors and executive officers possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.

(2)	Mr. Bruner is married to Mr. Crook’s sister.

(3)	Includes 57,567 shares held in two family trusts, as to which shares Mr. Bruner, as co-trustee with this brother, may be deemed to share both voting and investment power. Also includes 3,227.1 shares held by Mr. Bruner’s wife, as to which shares Mr. Bruner may be deemed to share both voting and investment power. Also includes 8,666.3 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Bruner has no voting or dispositive power.

(4)	Less than 1 percent.

(5)	Includes 110,000 shares held in a family limited liability company and 41,000 shares held in a family sub-S corporation, as to which shares Mr. Culbreth has sole voting and investment power. Also includes 5,000 shares held jointly with Mr. Culbreth’s children and 51,000 shares held jointly with his wife, as to which shares Mr. Culbreth may be deemed to share both voting and investment power.

(6)	Includes 22,450 shares are held jointly with Mr. Fogal’s wife and 3,687 shares held by Mr. Fogal’s wife, as to which shares Mr. Fogal may be deemed to share both voting and investment power.

(7)	Dennis S. Hudson, Jr. and Dale M. Hudson are brothers. Dale M. Hudson is married to the sister of Thomas H. Thurlow, Jr. Dennis S. Hudson, III is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson.

(8)	Includes 1,456,121 shares held by Monroe Partners, Ltd., a family limited partnership (“Monroe Partners”) of which Mr. Hudson and his wife, Mary T. Hudson, are general partners. Mr. Hudson may be deemed to share both voting and investment power with respect to such shares with the other general partner, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 50 percent interest in Monroe Partners. Also includes 136,295 shares held jointly with Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share voting and investment power. Also includes 13,734 shares held by Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share voting and investment power and as to which Mr. Hudson disclaims beneficial ownership. Also includes 818.6 shares held in the Company’s Profit Sharing Plan.

(9)	Includes 11,128.5 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Bohner has no voting or dispositive power.

(10)	All 32,962 shares are held jointly with Mr. Crane’s wife, as to which shares Mr. Crane may be deemed to share both voting and investment power.

(11)	Includes 16,375 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Crook has no voting or dispositive power.

(12)	Includes 21,557.9 shares held by the trustee for an Individual Retirement Account (“IRA”) of Mr. Furst, 90,398.4 shares held jointly with Mr. Furst’s wife, and 22,546 shares held by Mr. Furst’s wife, as to which shares Mr. Furst may be deemed to share both voting and investment power. Also includes 15,199.5 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Furst has no voting or dispositive power.

(13)	Includes 1,000 shares held jointly with Mr. Gilbert’s wife, as to which shares Mr. Gilbert may be deemed to share voting and investment power. Also includes 3,760 shares held in Mr. Gilbert’s IRA, and 9,397.8 shares held in the Company’s Profit Sharing Plan. Also includes 64,959 shares held by Mr. Gilbert’s wife, as to which shares Mr. Gilbert may be deemed to share both voting and investment power and as to which Mr. Gilbert disclaims beneficial ownership and of which 31,191 shares are pledged as security for a margin loan as of December 31, 2008.

(14)	Includes 1,121,778 shares held by Sherwood Partners, Ltd., a family limited partnership (“Sherwood Partners”) of which Mr. Hudson, his wife, Anne P. Hudson, and his son, Dennis S. Hudson, III, are general partners, and Mr. Hudson, his wife and his children are limited partners. Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 1.0 percent interest in Sherwood Partners. Also includes 156,476 shares held by Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share both voting and investment power.

(15)	Includes 1,121,778 shares held by Sherwood Partners, of which Mr. Hudson and his mother and father, Anne P. Hudson and Dennis S. Hudson, Jr., are general partners. Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which

Mr. Hudson disclaims beneficial ownership, except to the extent of his 28.4 percent interest in Sherwood Partners and his beneficial interest in trusts having a 53.2 percent interest in Sherwood Partners. Also includes 156,407 shares held jointly with Mr. Hudson’s wife, of which 61,175 shares were pledged as security for a margin loan as of January 31, 2009, as to which shares Mr. Hudson may be deemed to share voting and investment power. Also includes 25,169.7 shares held in the Company’s Profit Sharing Plan, and 99,000 shares that Mr. Hudson has the right to acquire by exercising options that are exercisable within 60 days after the Record Date. Also includes 1,400 held by Mr. Hudson’s wife as custodian for her son, as to which shares Mr. Hudson may be deemed to share voting and investment power and to and as to which Mr. Hudson disclaims beneficial ownership.

(16)	Includes 5,197 shares owned by Mr. Thurlow’s wife, as to which shares Mr. Thurlow may be deemed to share both voting and investment power. Also includes 23,117.4 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Thurlow has no voting or dispositive power.

(17)	Includes 3,952 shares held jointly with Mr. Walpole’s daughter and 4,050 shares held by a corporation in which Mr. Walpole is a principal, as to which shares Mr. Walpole may be deemed to share both voting and investment power.

(18)	Includes 42,189 shares held jointly with Mr. Hahl’s wife and 373 shares held by Mr. Hahl as custodian for his granddaughters, as to which shares Mr. Hahl may be deemed to share both voting and investment power. Also includes 12,942.3 shares held in the Company’s Profit Sharing Plan, 506 shares of time-based restricted stock that will vest within six months of the Record Date, and 17,000 shares that Mr. Hahl has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(19)	Includes 2,658.9 shares held jointly with Mr. Holland’s wife and 2,000 shares held in a revocable trust, as to which shares Mr. Holland may be deemed to share both voting and investment power. Also includes 1,351.2 shares held in the Company’s Profit Sharing Plan and 519 shares held in the Company’s Employee Stock Purchase Plan.

(20)	Includes 42,168 shares held jointly with Ms. Strickland’s husband, as to which shares Ms. Strickland may be deemed to share both voting and investment power. Also includes 9,744.5 shares held in the Company’s Profit Sharing Plan and 14,200 shares that Ms. Strickland has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
CORPORATE GOVERNANCE
Independent Directors
          The Company’s Common Stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of the Company’s directors be “independent,” as defined by the Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director (or, in some cases, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board of Directors has affirmatively determined that a majority of the Company’s directors are independent directors under the Nasdaq rules. The Company’s independent directors are: Stephen E. Bohner, John H. Crane, T. Michael Crook, H. Gilbert Culbreth, Jr., Christopher E. Fogal, Jeffrey S. Furst, Thomas E. Rossin, and Edwin E. Walpole, III.
Independent Director Meetings in Executive Sessions
          The Company’s independent directors have established a policy to meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Thomas E. Rossin serves as the Company’s Lead Independent Director who presides at executive sessions of the independent directors. Any independent director may call an executive session of independent directors at any time. The independent directors met in executive session three times in 2008.

Director Nominating Process
          The Nominating/Governance Committee annually reviews and makes recommendations to the full Board regarding the composition and size of the Board of Directors so that the Board of Directors consists of members with the proper expertise, skills, attributes and personal and professional backgrounds needed by the Company, consistent with applicable Nasdaq and regulatory requirements.
          The Company’s Nominating/Governance Committee identifies potential nominees for directors primarily based upon suggestions from current directors and executives. Director candidates are interviewed by the Chairman of the Nominating/Governance Committee and at least one other member of the Nominating/Governance Committee. The full Board formally nominates candidates for director to be included in the slate of directors presented for shareholder vote based upon the recommendations of the Nominating/Governance Committee following this process.
          Each Director must have the qualifications, if any, set forth in the Company’s Bylaws, as well as the following minimum qualifications:
•	The highest ethical character, an appropriate personal and professional reputation, and must share the values of the Company as reflected in its Code of Conduct;

•	The ability to exercise sound business judgment; and

•	Substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience.
          The Nominating/Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director Nominees, such as:
•	An understanding of and experience in the financial services industry, as well as accounting, finance, legal or real estate expertise;

•	Leadership experience with public companies or other major organizations, as well as civic and community relationships; and

•	Qualifications as an Independent Director.
          Any Company shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend, pursuant to Section 6.03 of the Company’s Articles of Incorporation, to the Company’s Nominating/Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994. To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of the Company’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that the Company mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders. Recommendations meeting these requirements will be brought to the attention of the Company’s Nominating/Governance Committee. Candidates for director recommended by shareholders are afforded the same consideration as candidates for director identified by Company directors, executive officers or search firms, if any, employed by the Company. In 2008, there were no shareholder nominee recommendations received, and no third party search firms were used to identify director candidates.
Shareholder Communications
          The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee or the non-management directors as a group, or other individual directors. Shareholders who wish to communicate with the Board, a Board committee or any other directors or individual director may do so by sending written communications addressed to the Board of Directors of Seacoast Banking Corporation of Florida, a Board committee or such group of directors or individual director, c/o Corporate Secretary, Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994. All

communications will be compiled by the Company’s Secretary and submitted to the Board of Directors, a committee of the Board of Directors or the appropriate group of directors or individual director, as appropriate, at the next regular meeting of the Board.
Corporate Governance Guidelines
          The Board of Directors has adopted Corporate Governance Guidelines that are available on the Company’s website at www.seacoastbanking.net, or without charge, upon written request to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, 815 Colorado Avenue, Stuart, Florida 34994.
Code of Conduct and Ethics
          The Board of Directors has adopted a Code of Conduct applicable to all directors, officers and employees and a Code of Ethics for Financial Professionals applicable to the Company’s chief executive officer and its chief financial officer, both of which are available on the Company’s website at www.seacoastbanking.net, or without charge, upon written request to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, 815 Colorado Avenue, Stuart, Florida 34994.
Board Meeting Attendance
          The Board of Directors held 13 meetings during 2008. All of the directors attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which they serve. All of the Company’s incumbent Directors were in attendance at the Company’s 2008 Annual Meeting, except Mr. Bohner. The Company encourages all its directors to attend its annual shareholders’ meetings and all meetings of the Board of Directors and committees on which the directors serve.
Board Committees
          Seacoast’s Board of Directors has three standing permanent committees: the Salary and Benefits Committee, the Audit Committee and the Nominating/Governance Committee. The Salary and Benefits Committee and the Audit Committee serve the same functions for the Company and the Bank. The Bank also has a Compliance Committee, Directors Loan Committee, Investment Committee and Trust Committee.
     Salary and Benefits Committee
          The Company’s Salary and Benefits Committee is currently composed of Messrs. Rossin (Chairman), Bohner, Furst and Walpole, all of whom are independent directors. Mr. Furst was appointed to the Committee in December 2008. This Committee has the authority set forth in its Charter, and approved by the Board of Directors, including determining the compensation of the Company’s and the Bank’s key executive officers. The Committee is also responsible for preparing an annual report on executive compensation which is included herein under “Salary and Benefits Committee Report”. This Committee administers the provisions of the Company’s Profit Sharing Plan, Employee Stock Purchase Plan, the Company’s 1996 Long-Term Incentive Plan (the “1996 Incentive Plan”), the Company’s 2000 Long-Term Incentive Plan (the “2000 Incentive Plan”), the Company’s 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”), the Executive Equity Compensation Program, the Executive Deferred Compensation Plan and the Directors Deferred Compensation Plan.
          The Salary and Benefits Committee has the resources and authority to discharge its responsibilities, including authority to retain and terminate any compensation consulting firms used to assist in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, with such fees to be borne by the Company. This Committee may delegate to a subcommittee consisting of two or more members of the Committee such of its duties and responsibilities as it deems appropriate and advisable. This Committee periodically reports its activities to the Board of Directors. The responsibilities and duties of the Salary and Benefits Committee are more fully set out in the Committee’s Charter, available on the Company’s website at www.seacoastbanking.net or upon written request.

          Salary and Benefits Committee meetings are held as often as necessary to allow the Committee to perform its duties and responsibilities. Although many compensation decisions are made in the first quarter of the year, the decision-making process is continuous and neither ends nor begins with any one meeting. This committee held five meetings in 2008.
          On October 3, 2008, the Emergency Economic Stabilization Act (the “EESA”) became law. Under the Troubled Asset Relief Program (“TARP”) authorized by the EESA, the U.S. Department of the Treasury (the “Treasury”) established a capital purchase program (the “CPP”) providing for the purchase of senior preferred shares of qualifying U.S. controlled banks, savings associations and certain bank and savings and loan holding companies. On December 19, 2008, pursuant to a purchase agreement (the “Purchase Agreement”), the Company sold 2,000 shares of Series A Preferred Stock (the “Series A Preferred Stock”) and warrants (the “Warrant”) to acquire 1,179,245 shares of Common Stock to the Treasury pursuant to the CPP for aggregate consideration of $50 million.
          Pursuant to the terms of the Purchase Agreement, the Company adopted the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds the equity issued pursuant to the Purchase Agreement, including Series A Preferred Stock and the Common Stock which may be issued pursuant to exercise of the Warrant (the “TARP Assistance Period”). These standards required that the Company’s Salary and Benefits Committee conduct a risk review within 90 days of the Treasury’s purchase of the Series A Preferred Stock. This risk review required the Salary and Benefits Committee to review all Senior Executive Officers’ bonus and incentive compensation arrangements to ensure that such compensation does not encourage the Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company. “Senior Executive Officers” is defined to mean the Company’s chief executive officer, chief financial officer and the three next most highly compensated senior executive officers. The Senior Executive Officers are currently also our Named Executive Officers (as defined below).
          In addition, during the TARP Assistance Period, the EESA requires that the Salary and Benefits Committee conduct a risk review at least annually. Following each review, the Salary and Benefits Committee will certify in the Company’s Compensation, Discussion and Analysis section of the Company’s proxy statement, including in this proxy statement, that it has completed this annual review and state that it has made reasonable efforts to ensure that such compensation does not encourage the Senior Executive Officers to take unnecessary and excessive risks that threaten the value of Company.
          On February 17, 2009, The American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted as part of the economic stimulus or economic recovery package. ARRA amended the EESA and requires the Salary and Benefits Committee to meet at least semi-annually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to the Company from such plans during the TARP Assistance Period.
          As a result of the Company’s participation in the CPP, the Salary and Benefits Committee’s charter was amended in 2009 to require that the Committee meet, at least semi-annually, with senior risk officers of the Company to (i) discuss and review the relationship between the Company’s risk management policies and practices and the incentive compensation arrangements of the Company’s senior executive officers, and to identify and take reasonable efforts to limit any features in such compensation arrangements that could lead the senior executive officers to take unnecessary or excessive risks that could threaten the value of the Company, and (ii) provide a certification with respect to this review. The revised Salary and Benefits Committee charter is available on the Company’s website at www.seacoastbanking.net.
     Audit Committee
          The Audit Committee is currently composed of Messrs. Fogal (Chairman), Crane, Crook and Furst, all of whom the Board of Directors has determined are independent directors under Nasdaq and SEC rules. The Board of Directors has also determined that Christopher E. Fogal is an “audit committee financial expert” as defined by the SEC. The Audit Committee has the responsibilities set forth in the Audit Committee Charter, as adopted by the full Board of Directors, available on the Company’s website at www.seacoastbanking.net or upon written request, including reviewing Seacoast and its subsidiaries’ financial statements and internal accounting controls, and reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. It appoints the independent auditors, reviews their audit plan, and reviews with the independent auditors the results of the audit and management’s response thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee also reviews the procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as related party transactions and changes to the Company’s Code of Conduct. The Audit Committee periodically reports its findings to the Board of Directors. This Committee held five meetings in 2008. During two of the meetings the Audit Committee met in private session with our independent auditor; during one of the meetings, the Audit Committee met in private session with the Internal Audit and Compliance Manager and alone in executive session without members of management present; and during several of the meetings, the Audit Committee met in private session with individual members of management.
     Nominating/Governance Committee
          The Nominating/Governance Committee is currently composed of Messrs. Furst (Chairman), Bohner and Rossin, all of whom are independent directors. The purpose of this Committee is to identify individuals qualified to become members of the Board of Directors of the Company and/or the Bank, and recommend to the Board of Directors of the Company and the Bank the director nominees for the next annual meeting of shareholders. The Committee also takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board of Directors the corporate governance guidelines applicable to the Company and monitoring Company compliance with these policies and guidelines for the purpose of nominating persons to serve on the Board. The responsibilities and duties of the Nominating/Governance Committee are more fully set out in the Committee’s charter, available on the Company’s website at www.seacoastbanking.net or upon written request. This Committee held one meeting in 2008.
          In addition to the standing committees of the Seacoast’s Board of Directors, the Bank’s board of directors has the following standing committees: Executive Committee, Investment Committee, Trust Committee and the Directors Loan Committee. These Committees perform those duties customarily performed by similar committees at other financial institutions. In December 2008, the Bank’s board of directors also formed a Compliance Committee responsible for monitoring and coordinating the Bank’s adherence to the provisions of the formal agreement with the Office of the Comptroller of the Currency (“OCC”) entered into on December 16, 2008 (the “Formal Agreement”). The Formal Agreement provides for the development and implementation of written programs to reduce the Bank’s credit risks, monitor and reduce the level of criticized assets, and manage commercial real estate loan concentrations in light of current adverse market conditions.
Executive Officers
          Executive officers are appointed annually at the organizational meeting of the respective Boards of Directors of Seacoast and the Bank following the annual meeting of Company shareholders, to serve until the next annual meeting and until successors are chosen and qualified.
Management Stock Ownership
          As of April 20, 2009, based on available information, all directors and executive officers of Seacoast as a group (17 persons) beneficially owned approximately                      outstanding shares of Common Stock, constituting                      percent of the total number of shares of Common Stock outstanding at that date. In addition, as of the Record Date, various subsidiaries of Seacoast, as fiduciaries, custodians, and agents, had sole or shared voting power over                      outstanding shares, or                      percent of the outstanding shares, of Seacoast Common Stock, including shares held as trustee or agent of various Seacoast employee benefit and stock purchase plans. See “Quorum and Voting Requirements”, “Record Date, Solicitation and Revocability of Proxies” and “Principal Shareholders”.

COMPENSATION DISCUSSION & ANALYSIS
          Under SEC rules, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its chief executive officer, chief financial officer and other executive officers, including the three other most highly compensated executive officers based on total compensation (collectively, the “Named Executive Officers”). The disclosure requirements for the Named Executive Officers include the use of tables and a discussion and analysis explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals.
          The SEC rules regarding disclosure of executive compensation were greatly altered by the SEC in 2006 for our proxy statements commencing with the 2007 proxy statement. In addition to new and different tables, greater emphasis is placed on providing discussion and analysis of our compensation practices. Accordingly, the information in this proxy statement is not directly comparable to the information contained in our proxy statements prior to 2007.
          The following discussion reflects Seacoast’s compensation philosophy as endorsed by our Board of Directors and its Salary and Benefits Committee and the resulting actions taken by Seacoast for the reporting periods shown in the various compensation tables. The Salary and Benefits Committee either approves or recommends to the Board of Directors the payment amounts and award levels for executive officers of Seacoast and its subsidiaries.
     General
          The Salary and Benefits Committee of the Board of Directors is composed of four members, all of whom are “independent directors”, as defined by Nasdaq rules. The Board of Directors designates the members and Chairman of such committee.
     Business Model and Competitive Environment
          The Company operates in highly competitive employment markets which, along with the concentration of wealth in its markets on the southeast coast of Florida, makes the area one of the most attractive regions in Florida for banks to operate. Subsequently, Seacoast competes for talent with large national and regional bank franchises who seek local executive and production personnel, and with small local bank franchises who seek executive level talent. Additionally, several super-community banks operate within the market, or have plans to enter and capture market share, creating further competition to the Company for qualified employees.
          In order to operate in this highly competitive market, the Company has implemented a complex business model that requires bankers who can leverage the best strategies of both the large and small banking institutions. Specifically, the Company’s size allows it to compete for larger commercial relationships, supported by a complete product offering which includes trust, investment services, private banking and specialty financing, in addition to more common consumer and business banking services. However, to compete with smaller community banks in its markets, the Company also maintains a relationship banking focus on both consumer and commercial business customer needs. We believe this dual strategy requires an organizational culture driven by the value systems of its employees—where disciplines such as taking high levels of personal responsibility, creating effective relationships and providing superior customer service, ultimately drive profitability.
     Compensation Policy
          The policies that govern the Salary and Benefits Committee’s executive compensation decisions are designed to:
•	attract and retain highly competent leaders and employees at all levels in the organization, and

•	align changes in total compensation with changes in the value created for the Company’s shareholders.
          The Salary and Benefits Committee believes that compensation of certain executive officers and others should be directly linked to Seacoast’s operating performance and that the achievement of performance objectives over time is the primary determinant of share price.

          The objectives of the Salary and Benefits Committee’s compensation strategy are to establish incentives for its executives and other key employees to achieve and maintain short-term and long-term operating performance goals for Seacoast, to link certain executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results. At Seacoast, performance-based executive officer compensation includes:
•	annual cash compensation (base salary and short-term annual cash incentives); and

•	equity compensation (restricted stock, stock options and stock-settled stock appreciation rights).
Retirement benefits and other compensation include:
•	profit sharing;

•	employer matching contributions on deferred compensation; and

•	supplemental disability insurance.
Each of these elements of compensation is described in further detail below.
          The Salary and Benefits Committee reviews executive officer compensation at least annually to ensure it is consistent with our compensation philosophies, company and personal performance, changes in market practices and changes in individual responsibilities. The Committee also conducts an annual review of performance for the most recently completed fiscal year. A discussion of the Company’s strategic goals for 2008 and 2009 is contained in the “Management’s Discussion and Analysis” section of the Company’s Annual Report.
          The executive compensation policies established by the Committee have been developed over the past three years based in part on the following:
          During 2005, the Committee retained Clark Consulting, an independent consulting firm, to review the Company’s executive compensation program and to comment on its design, competitiveness, and effectiveness. The firm was paid a total of $120,533 in 2005 and 2006 for such services. The firm evaluated the Company’s business model and compared a number of Seacoast’s executive positions, including that of the Chief Executive Officer, President and Chief Operating Officer, to 20 other publicly held regional banks and bank holding companies in the southeastern United States that were identified by Clark Consulting as being comparable in size and performance. The average asset size of the peer group was $2.52 billion, based on data from the most recent fiscal year-end available at the time of the study. The consultant’s report indicated that Seacoast’s return on average assets and net interest margin were close to the peer group median. Seacoast’s return on average equity and earnings per share growth were closer to the 75th and 80th percentile, respectively. Therefore, based on the 2005 review of performance and Seacoast’s operating strategy and model, the compensation for Seacoast’s executive officers and other key employees has been targeted to the 75th percentile.
          As a result of the review, in 2006 the Salary and Benefits Committee implemented additional measures to assist in the long-term retention of key executives and to better align compensation programs with corporate performance, including the adoption of a more clearly defined executive equity compensation program, as described in detail under “Long-Term Incentives” below.
          During 2008, the Committee retained Grant Thornton, a nationally known independent consulting firm, to review the Company’s executive equity compensation program for its competitiveness and effectiveness, and make recommendations. The firm was paid a total of $12,762 in 2008 for such services. The firm compared a number of Seacoast’s executive positions, including that of the Chief Executive Officer, Chief Financial Officer, and the Bank’s President and Chief Operating Officer, to 23 other publicly held regional banks and bank holding companies in the southeastern United States that were identified by Grant Thornton as being comparable in size and performance. The average asset size of the peer group was $2.31 billion, based on data from the most recent fiscal quarter-end available at the time of this study. The Committee decided not to act on Grant Thornton’s recommendations at this time in light of the Company’s financial performance and recent changes in financial market conditions.

          In summary, Seacoast’s compensation program is designed to:
•	be competitive with compensation paid by other financial institutions of comparable size and performance in the southeastern United States,

•	reward managers for strong personal and Company performance, and

•	enable the Company to attract and retain key talent in its highly competitive markets.
          The Salary and Benefits Committee monitors the various guidelines that make up the program and adjusts them as necessary to continue to meet Company and shareholder objectives.
     Effect of the Participation in the Capital Purchase Program
          Institutions that participate in the CPP and their senior executive officers must agree to comply with the standards for executive compensation and corporate governance set forth in Section 111 of the EESA for the period during which the Treasury holds equity or debt securities issued under the program. Initially, those standards apply to our Senior Executive Officers, who presently are our Named Executive Officers. Specifically, the Company:
•	must ensure that incentive compensation for Senior Executive Officers does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	must require clawback of any bonus or incentive compensation paid to a Senior Executive Officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	is prohibited from making golden parachute payments to Senior Executive Officers; and

•	agrees not to deduct for tax purposes executive compensation in excess of $500,000 for each Senior Executive Officer.
          Each of the Company’s Named Executive Officers signed a consent agreement to reduce his/her compensation and other benefits to the extent necessary to comply with the EESA requirements and a waiver to voluntarily waive any claim against the Treasury or the Company for any changes to such Named Executive Officer’s compensation or benefits that are required to comply with the regulations. The consent agreement and the waiver are attached as Exhibits 10.2 and 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2008.
          On February 4, 2009, the Treasury announced executive compensation guidelines which impose additional restrictions on executive compensation for institutions participating in the CPP. Among other things, the Treasury guidelines require the Salary and Benefits Committee to meet at least annually with senior risk officers to discuss and review the relationship between the Company’s risk management policies and practices and the Senior Executive Officer incentive compensation arrangements. The guidelines also contemplate an absolute limit of $500,000 on annual compensation for senior executive officers under certain circumstances. The Treasury guidelines indicate that new rulemaking will be necessary by the Treasury before they become effective, but that such a limit would not apply to CPP participants, unless they further participated in additional government assistance programs.
          On February 17, 2009, ARRA was enacted, which requires the Treasury to implement restrictions on executive compensation on financial institutions during the TARP Assistance Period. Under ARRA, the compensation standards are required to include the following:
•	Prohibition on severance. ARRA standards will prohibit severance payments to any Senior Executive Officer or any of the next five most highly-compensated employees, other than payments for services performed or benefits accrued.

•	Prohibition on bonuses, retention awards, and other incentive compensation. ARRA standards will prevent us from paying or accruing any bonus, retention award or incentive compensation to our Senior Executive Officers or at least the next five most highly compensated employees, or such higher number as the Treasury may determine is in the public interest, subject to certain exemptions during the TARP Assistance Period. The exceptions are limited, although we will be permitted to award long-term restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as such restricted stock does not fully vest during the TARP Assistance Period.

•	Stricter clawback. ARRA standards will extend this recovery requirement to the next 20 most highly compensated employees in addition to our Senior Executive Officers.

•	Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits participating companies from implementing any compensation plan that would encourage manipulation of the reported earnings of the Company in order to enhance the compensation of any of its employees.
          The prohibition on bonuses, retention awards and other incentive compensation may expand to other employees based on increases in the aggregate value of financial assistance that we receive in the future. For example, if we receive at least $250 million but less than $500 million in TARP financial assistance, the Senior Executive Officers and at least the next 10 most highly compensated employees will be prohibited from receiving or accruing certain bonus and awards.
          To comply with the standards as described above, the Salary and Benefits Committee has reviewed the incentive compensation arrangements to Senior Executive Officers to ensure they do not encourage unnecessary and excessive risk taking, and its conclusions are included in the Committee’s report at the end of this section. The Company has also complied with the other provisions of the EESA, including limiting the tax deductibility of a portion of the compensation earned by the Senior Executive Officers.
          ARRA also requires that during the TARP Assistance Period, the Salary and Benefit Committee should review, with the Company’s senior risk officers, the Senior Executive Officers’ incentive compensation arrangements to ensure that the incentive compensation arrangements do not encourage them to take unnecessary and excessive risks. No money received by the Company in connection with its participation in the TARP CPP was used to pay bonuses or other compensation to its Named Executive Officers or in determining whether its Named Executive Officers achieved such goals.
          As noted, the ARRA directs the Treasury to issue regulations implementing the foregoing. There are numerous questions regarding the scope of the limitations and the requirements of ARRA. None of the regulations mandated by the law had been issued by the Treasury as of March 31, 2009. Pending the issuance of regulations, the Board, the Salary and Benefits Committee and management are reviewing the requirements of ARRA, its impact on current and future compensation, and the effect of the law’s requirements on the Company’s competitive position. Actions required by consideration of ARRA, competitive factors and our overall compensation philosophy and objectives may include changes to the form and amount of compensation paid to our executive officers, including increases to base salaries, the reduction or elimination of bonus compensation, issuance of long-term restricted stock awards and modifications to existing employment and change in control agreements.
          At this time, the compensation standards under ARRA have not yet been developed. However, we expect that these standards may require substantial alterations to our compensation program. The impact of ARRA on the retention of our existing, and recruitment of future, senior officers cannot be assessed at this time but is expected to negatively impact both recruitment and retention of experienced qualified executives.
     Base Salary
          In establishing executive officer salaries, the Salary and Benefits Committee considers individual annual performance and contribution to the Company’s overall profitability, as well as the relationship of total compensation to similar positions in other banks identified as comparable by Clark Consulting. Changes in base salary to the Named Executive Officers are recommended by the chief executive officer based on performance results documented and measured annually, and the Salary and Benefits Committee reviews and approves such recommendations. The chief executive officer has authority to make base salary decisions for all other officers. A change in the base salary paid to the chief executive officer is recommended by the chief executive officer and considered and approved by the Salary and Benefits Committee, after meeting in executive session, generally on an annual basis. Information regarding salaries paid in the market is obtained annually through publicly available salary surveys and proxy statement data, and is used to evaluate Seacoast’s competitiveness in the employment market with its peers and competitors. Consultants selected by the Salary and Benefits Committee may also be used periodically to assess the competitiveness of the Company’s salaries. Seacoast’s general philosophy is to provide base pay competitive with the market, and to reward individual performance while positioning salaries consistent with Company performance. Given our highly competitive employment market in South Florida and Seacoast’s business strategy, the base salary level for key executives is targeted at the 75th percentile of comparable positions for above average performers.
     Short-Term Annual Cash Incentives
Key Manager Incentive Plan
          In accordance with our pre-ARRA philosophy of emphasizing variable and performance-based compensation, we provide our executives with the opportunity to earn performance-based annual cash incentives that we generally intend, subject to any applicable legal limitation under the EESA, ARRA, and Treasury or bank regulatory rules, to be as or more significant than base salary in determining the total compensation received by our top executives, assuming the performance of these executives is at expected levels of achievement.
          Seacoast’s Key Manager Incentive Plan seeks to align short-term cash compensation with individual performance and value created for the shareholders. Each year in January at the recommendation of the chief executive officer, the Salary and Benefits Committee approves three or four high-priority nonfinancial goals that relate to the strategic plan and an earnings per share (“EPS”) target based on the annual budget approved by the full Board. The growth rate in budgeted EPS over the prior year is used as a guide in determining the funding level for this annual incentive. Funding is dependent on Seacoast attaining the defined threshold performance for earnings per share shown below and achieving the predetermined nonfinancial goals for the year. Funding in excess of threshold is based solely on the achievement of EPS growth of 5% or higher over prior year. Earnings growth of 12% or higher over prior year is required for the highest level of funding to be considered. If annual performance goals are not reached or are exceeded, the plan funding is adjusted, as shown below. The Salary and Benefits Committee approves the funding pool based on the following guidance:

Performance
Level	Definition	Funding

Below Threshold	Less than 90% of EPS goal	None

Threshold	90% of EPS goal and nonfinancial goals are achieved	50% of target funding amount

Target	100% of EPS goal and nonfinancial goals are achieved	100% of target funding amount

Target Plus	110% of EPS goal and nonfinancial goals are achieved	125% of target funding amount*

*	150% of target funding amount for Tier 1 participants
          Using recommendations made by the Company’s chief executive officer, awards are made by the Salary and Benefits Committee to those officers who have made superior contributions to Company profitability as measured and reported through individual performance goals established at the beginning of the year. The individual payouts to the Named Executive Officers are approved by the Salary and Benefits Committee. As specified in the plan, the payout schedule is designed to pay a smaller number of key officers the highest level of funded cash incentives to ensure that a meaningful reward is provided to our top performers. This philosophy better controls overall compensation expenses by reducing the need for significant annual base salary increases as a reward for past performance, and places more emphasis on annual profitability, Company and personal objectives, and the potential rewards associated with future performance. Salary market information is used to establish competitive rewards that are adequate in size to motivate strong individual performance during the year.
          Participants in the Key Manager Incentive Plan are classified into three tiers, representing a group of officers whose positions and responsibilities are similar. Four of the Named Executive Officers are participants under Tier 1 of the Key Manager Incentive Plan: Dennis S. Hudson, III, William R. Hahl, O. Jean Strickland, and H. Russell Holland, III. Mr. Gilbert’s participation in the plan ended with the execution of the Executive Transition Agreement described under “Employment and Change in Control Agreements”. The performance of Tier 1 participants is weighted 50 percent on corporate performance and 50 percent on the achievement of individual goals. Tier 2 participants (11 persons) are line of business and support executive officers who do not receive annual incentive compensation under other Company performance based plans. Tier 3 participants (5 persons) are other key managers who do not receive annual incentive compensation under other Company performance based plans. Performance for Tier 2 and 3 participants is weighted 25 percent on corporate performance and 75 percent on the achievement of individual goals.
          Once the threshold has been met, incentive pools are then established for each tier group based on the percentage of the annual salaries for eligible participants. For Tier 1 participants, if awards are made, the pool is calculated at 30 percent of base salary for threshold performance, 60 percent for target performance and 90 percent for target plus performance. For Tier 2 participants, the pool is calculated at 15 percent of base salary for threshold performance, 30 percent for target performance and 37.5 percent for target plus performance. For Tier 3 participants, the pool is calculated at 10 percent of base salary for threshold performance, 20 percent for target performance and 25 percent for target plus performance. At the discretion of the Salary and Benefits Committee, if the performance results fall between the target and target plus annual performance goals, plan funding may be interpolated between target and target plus performance. Unless individual performance is unsatisfactory, the minimum payout when threshold performance is attained is 10 percent of base salary for Tier 1 participants, and five percent of base salary for Tier 2 and Tier 3 participants, in each case to ensure a meaningful reward for performance.
          Due to lower than threshold performance by the Company for the year, no awards were made under the Key Manager Incentive Plan in 2008.
Effect of ARRA
          ARRA directs the Treasury to adopt compensation standards that include a prohibition on bonuses and incentives, other than certain restricted stock awards. As a result, once established, these new compensation standards may preclude or reduce any cash payment of annual incentive compensation and other short-term incentives to our senior executive officers, at least, and any of the next five most highly-compensated employees (or such greater number as the Treasury may specify) until the Company no longer participates in TARP. Accordingly, our 2009 Key Manager Incentive Plan, if any, will likely be substantially different from the 2008 program.
     Long-Term Incentives
          The Salary and Benefits Committee believes that equity awards are important to achieving the objective of the compensation strategy to motivate and reward sustained high levels of performance and align the interests of key employees with those of the Company’s shareholders by rewarding capital appreciation and earnings growth.
          In 2006, based on its review of the recommendations of Clark Consulting, the Salary and Benefits Committee approved the adoption of an executive equity compensation program (the “Executive Equity Compensation Program”). The Executive Equity Compensation Program was implemented to provide greater structure around the granting of equity awards pursuant to the Company’s existing Long-Term Incentive Plans to key employees to motivate and more effectively compensate for extended levels of strong Company performance by setting achievement and reward levels in advance.
          In 2008, the Company’s shareholders approved the Company’s 2008 Incentive Plan, pursuant to which the Company may grant stock-based awards and any other right or interest relating to Common Stock or cash to key employees. Subject to adjustments, the aggregate number of shares of Common Stock reserved and available for awards or which may be used to provide a basis of measurement for or to determine the value of an award, such as with a stock-settled stock appreciation rights (“SSARs”) or performance share award, is 1,500,000 shares.
          As a result of their review in 2008, Grant Thornton recommended that Company grant equity awards to the named executive officers in the form of stock-settled SSAR. Although the Committee considers equity awards a valuable tool to provide proper motivation and incentive, promote retention, and align the interests of management with those of the Company’s shareholders, the Committee declined to make any equity awards to the Named Executive Officers in 2008. The decision was made based on the Company’s financial performance in 2007 and 2008 and given recent changes in financial market conditions and the unknown duration of the current economic cycle. The Executive Equity Compensation Plan remains in effect and may be used in the future to make appropriate awards.
Executive Equity Compensation Program
          The Equity Compensation Program provides a framework for annual grants of restricted stock and stock-settled stock appreciation rights under the Company’s 2000 Incentive Plan and 2008 Incentive Plan, and promotes the corporate objective of increasing executive stock ownership.
          Participants in the Equity Compensation Program are classified into five tiers, with each tier representing a group of officers whose positions and responsibilities are similar. Four of the Named Executive Officers are participants under Tier 1 of the Equity Compensation Program: Dennis S. Hudson, III, William R. Hahl, O. Jean Strickland and H. Russell Holland, III. Mr. Gilbert’s participation in the plan ended with the execution of the Executive Transition Agreement described under “Employment and Change in Control Agreements”. Tiers 2 through 5 are comprised of regional presidents, line of business and support executive officers, senior managers and division heads, and other key contributors, respectively.
          The Equity Compensation Program provides for the grant of equity awards to certain participants depending on the financial performance of the Company. The Salary and Benefits Committee establishes financial performance goals, upon which the size of the equity award, if any, will be determined. Awards in excess of the target performance goals can also be given for superior annual performance. The target and maximum amounts of the equity awards that each participant may receive is based upon a percentage of his or her base compensation. The target and maximum awards for Tier 1 participants are 40% and 80%, respectively, of base compensation.
          Under the Equity Compensation Program, annual awards are made to participants. By executing an election form each year, participants may opt to receive one of the following: (1) 100 percent restricted stock, (2) 100 percent stock appreciation rights, or (3) 50 percent restricted stock and 50 percent SSARs. The exercise price of the SSAR is based on the closing sale price of Company Common Stock on the Nasdaq Global Select Market on the date of grant. Awards granted under the Equity Compensation Program vest in four equal annual installments beginning on the second anniversary of the date of grant, subject to the continued employment of the recipient. In order to attract and retain executives in a market where acquisitions are common, vesting of these awards accelerates in full in the event of the participant’s death or disability, or upon the occurrence of a change of control of the Company. All SSARs are settled in shares of Company Common Stock. The participant has full voting and dividend rights with respect to the restricted stock during the vesting period.
          No equity awards were made to the Named Executive Officers in 2008 under the Equity Compensation Program.
          The Equity Compensation Program also provides for a bonus stock matching program under which participants may elect to use a percentage of their annual cash bonus, if any, to purchase shares of Company Common Stock. This matching program is intended to facilitate the stock ownership guidelines described below, which will align shareholder and management interests. If the participant makes such an election, the Company matches a percentage of the shares purchased with the participant’s cash bonus by granting the participant an award of restricted stock under the 2000 Incentive Plan. All tiers of participants are eligible for participation in the bonus stock matching program. The percentage of shares matched by the Company varies from 50% to 100% depending on the participant’s tier group. Under the bonus stock matching program, the Tier 1 group may use up to 50 percent of their annual cash bonus to purchase Common Stock, and the Company will match 50 percent of that amount in restricted stock.
          The Company Common Stock purchased under the bonus stock matching program by Section 16 insiders, which includes the Named Executive Officers, is issued as restricted stock subject to a one-year holding period.
          No awards were made in 2008 to the Named Executive Officers under the bonus stock matching program.

          As part of the Equity Compensation Program, the Board also established stock ownership guidelines for its officers and directors, as described below:

Stock Ownership
Tier 1	3 times annual salary
Tier 2	2 times annual salary
Tier 3	2 times annual salary
Tier 4	1 times annual salary
Board Members	5 times annual retainer
          The Equity Compensation Program generally allows a participant to earn targeted ownership over a reasonable period, usually within five to seven years, provided individual and Company targets are achieved and provided the participant fully participates in the program.
2008 Incentive Plan
          The 2008 Incentive Plan authorizes the granting of awards to officers and key employees of the Company or its subsidiaries in the following forms: (i) options to purchase shares of Common Stock, which may be incentive stock options or nonqualified stock options; (ii) SSARs; (iii) performance shares; (iv) restricted stock; (v) dividend equivalents; (vi) other stock-based awards; or (vii) any other right or interest relating to Common Stock or cash. The maximum number of shares of Common Stock with respect to one or more options and/or SSARs that may be granted during any one calendar year under the 2008 Incentive Plan to any one participant is 500,000. The maximum fair market value of any awards (other than options and SSARs) that may be received by a participant (less any consideration paid by the participant for such award) during any one calendar year under the 2008 Plan is $2,000,000.
          There were no equity awards granted to the Named Executive Officers in 2008 under the 2008 Incentive Plan.
Effect of ARRA
          During the TARP Assistance Period, TARP recipients are prohibited from paying or accruing any bonus, retention award, or incentive compensation (the “Bonus/Incentive Prohibition”). This Bonus/Incentive Prohibition does not apply to the payment or accrual of long-term restricted stock that:
•	does not fully vest during the TARP Assistance Period;

•	has a value not greater than one-third of the total amount of annual compensation of the employee receiving the stock; and

•	is subject to such other terms and conditions as the Treasury may determine are in the public interest.
          Therefore, our future long-term compensation programs, including the Executive Equity Compensation Program will likely be substantially different from the current program as described above. The maximum amount of awards for participants will likely be reduced and awards are likely to consist of long-term restricted stock that will vest based on the expected duration of the TARP Assistance Period of the Company.

     Other Benefits
          The Named Executive Officers participate in the benefit programs that generally are available to all full-time employees of the Company and the Bank. These benefits include hospitalization, major medical, disability and group life insurance plans, paid vacation, and Company contributions to the Profit Sharing Plan (described below). In addition, the Named Executive Officers may also participate in the Executive Deferred Compensation Plan and receive supplemental disability insurance (both described below).
          The Named Executive Officers may also be compensated with certain perquisites and other benefits provided by or paid for by the Company, as necessary to facilitate their roles as representatives of the Company. These may include, for example, the use and maintenance of company owned automobiles, a car allowance and country club dues.
Profit Sharing Plan
          Seacoast sponsors a Retirement Savings Plan for Employees of Seacoast National Bank and its affiliates, which is a tax-qualified, defined contribution plan (the “Profit Sharing Plan”). All employees who satisfy service eligibility requirements may participate in the plan. The Profit Sharing Plan has various features, including:
•	an employer matching contribution for salary deferrals,

•	an annual retirement contribution, and

•	a profit sharing contribution.
          At the end of each plan year, the Company’s Board of Directors decides whether to make a profit sharing contribution for the plan year. If the Board of Directors decides to make such a contribution, the contribution is allocated among eligible employees based on each employee’s “eligible compensation” as defined in the Profit Sharing Plan. At least 50 percent of this contribution (the “Non-Elective Profit Sharing Contribution”) is contributed to the employee’s Profit Sharing account. The balance (the “Elective Profit Sharing Contribution”) may be deferred into the Profit Sharing Plan or taken in cash by the employee, at the employee’s election. The Company matches 100 percent of any Elective Profit Sharing Contribution that is deferred into the Profit Sharing Plan.
          In addition, the Profit Sharing Plan has a feature under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) that allows employees to make voluntary “salary savings contributions” ranging from 1 percent to 75 percent of compensation (as defined by the Plan), subject to federal income tax limitations. After-tax contributions may also be made by employees with “voluntary contributions” (as defined in the Profit Sharing Plan for each plan year), subject to certain statutory limitations. A retirement contribution is made on an annual discretionary basis by the Company of up to two percent of “retirement eligible compensation”, as defined in the Profit Sharing Plan.
          Salary Savings Contributions, rollover contributions, Elective Profit Sharing Contributions, and other voluntary contributions made by the participant, as well as any investment earnings on these contributions, are immediately vested. The Company contributions to the Profit Sharing Plan vest at the rate of 25 percent for each year the participant has worked at least 1,000 hours, with full vesting after four years of service. A participant becomes 100 percent vested in the event of death, disability or retirement on or after age 55.
          Each participant directs how his account in the Profit Sharing Plan is invested among the available investment vehicle options, which include a Company stock fund. The plan’s investment options are reviewed and selected annually by a committee appointed by the Board of Directors of the Company to administer the plan. The Board of Directors has appointed Marshall & Ilsley Trust Company N.A. (“M&I”), as trustee of the plan. The participants have full voting and dividend rights with respect to their respective shares of Company stock held in the Profit Sharing Plan.
          The Company’s Board of Directors decided not to make a profit sharing contribution for the year of 2008. See the “Summary Compensation Table” and “Components of All Other Compensation Table”.

Executive Deferred Compensation Plan
          The Bank offers the Executive Deferred Compensation Plan (“Deferred Compensation Plan”) designed to permit a select group of management and highly compensated employees, including the Named Executive Officers except Mr. Holland, to elect to defer a portion of their compensation until their separation from service with the Company, and to receive matching and other Company contributions which they are restricted from receiving because of legal limitations under the Company’s Profit Sharing Plan.
          The Deferred Compensation Plan was amended and restated in 2007 to reflect changes arising from requirements under Section 409A of the Code and the underlying final regulations. As a result, each participant account is separated, for accounting purposes, into sub-accounts to reflect:
•	contributions and investment gains or losses that were earned and vested on or before December 31, 2004 and any subsequent investment gains or losses thereon (the “Grandfathered Benefits”); and

•	contributions and earnings that were earned and vested after December 31, 2004 (the “Non-Grandfathered Benefits”).
          Compensation deferred by the participant to the Deferred Compensation Plan is immediately vested. The Company contributions to the Deferred Compensation Plan vest at the rate of 25 percent for each year of service the participant has accrued under the Profit Sharing Plan, with full vesting after four years of service. If a participant would become immediately vested in his Company contributions under the Profit Sharing Plan for any reason (such as death, disability, or retirement on or after age 55), then he would also become immediately vested in his account balance held in the Deferred Compensation Plan.
          Each participant directs how his account in the Deferred Compensation Plan is invested among the available investment vehicle options. The plan’s investment options are reviewed and selected annually by a committee appointed by the Board of Directors of the Company to administer the plan. While the plan committee is responsible for administration of the plan, it may appoint other persons or entities to perform any of its fiduciary or other functions. No earnings or dividends paid under the Deferred Compensation Plan are above-market or preferential.
          The assets of the Deferred Compensation Plan are held, invested and administered from a “Rabbi trust” established by the Company as a funding vehicle for the plan, and all amounts paid under the plan are paid in cash from the general assets of the Company. Nothing contained in the plan creates a trust or fiduciary relationship of any kind between the Company and a participant, beneficiary or other person having a claim to payments under the plan. A participant or beneficiary does not have an interest greater than that of an unsecured creditor.
          The plan’s Rabbi trust is administered pursuant to a trust agreement between the Company and M&I, as the trustee of the trust. The Company has agreed to indemnify and to hold M&I harmless from and against all claims, expenses (including reasonable attorney fees), liabilities, damages, actions or other charges incurred by or assessed against M&I as a direct or indirect result of M&I’s reliance upon the directions, acts or omissions of the plan administrator, the Company, any investment advisor, or any participant of the plan or as a direct or indirect result of any act or omission of any other person charged under any agreement affecting the assets of the trust with investment responsibility with respect to such assets.
          Upon a participant’s separation from service with the Company, the participant will receive the balance of his account in cash in one of the following three forms specified by the participant at the time of initial deferral election, or subsequent amendment:
•	a lump sum;

•	monthly installments over a period not to exceed five years; or

•	a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five (5) years.
          Upon death of the participant prior to the distribution of his account, the balance in the account shall be paid in a lump sum to the beneficiary or to the estate of the participant if no beneficiary is designated. In general, a participant may not change his initial election regarding the form of distribution of Non-Grandfathered Benefits.

However, participants had the opportunity prior to December 31, 2007 to make a one-time election to change their distribution election with respect to Non-Grandfathered Benefits.
          Earned contributions, earnings and balances in the individual accounts of the Named Executive Officers in 2008 are disclosed in the “Nonqualified Deferred Compensation” table.
Supplemental Disability Insurance
          The Bank provides supplemental disability insurance to certain members of executive management, including the Named Executive Officers, in excess of the maximum benefit of $10,000 per month provided under the group plan for all employees. The supplemental insurance provides a benefit up to 70 percent of the executive’s monthly pre-disability income based on the executive’s base salary and annual incentive compensation. Coverage can be converted and maintained by the individual participant after employment ends. The benefit may be reduced by income from other sources, and a partial benefit is paid if a disabled participant is able to work on a part-time basis. In 2008, the Company paid a total of $33,438 for supplemental disability insurance for 24 of its executive officers, including $10,785 for the Named Executive Officers.
          The value of the supplemental disability insurance paid by the Company for the Named Executive Officers is included in the “Summary Compensation Table” under “Components of All Other Compensation Table” and disclosed in the footnote thereto.
Employment and Change in Control Agreements
          The Bank entered into an executive employment agreement with A. Douglas Gilbert on March 24, 1991. This agreement was subsequently amended on June 22, 2007 with the execution of an Executive Transition Agreement between the Company and Mr. Gilbert which provided for Mr. Gilbert’s anticipated retirement from full-time work (the “Transition Agreement”) and terminated with his retirement on January 31, 2009. The Bank executed similar executive employment agreements with Dennis S. Hudson, III on January 18, 1994, and with H. Russell Holland, III on January 2, 2007.
          All of these employment agreements contain certain non-competition, non-disclosure and non-solicitation covenants. Each such agreement also provides for base salary, hospitalization, insurance, long term disability and life insurance in accordance with the Bank’s insurance plans for senior management, and reasonable club dues. Each executive subject to these contracts may also receive other compensation including bonuses, and the executives will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of the Bank may participate. The agreements provide for termination of the employee for cause, including willful and continued failure to perform the assigned duties, crimes, breach of the Bank’s Code of Conduct, and also upon death or permanent disability of the executive. Each agreement contains a change in control provision which provides that certain events, including the acquisition of the Bank or the Company in a merger, consolidation or similar transaction, the acquisition of 51 percent or more of the voting power of any one or all classes of Common Stock, the sale of all or substantially all of the assets, and certain other changes in share ownership, will constitute a “change in control” which would allow the executive to terminate the contract within one year following the date of such change in control. Termination may also be permitted by the executive after a change in control, and in the event of a change in duties and powers customarily associated with the office designated in such contract. Upon any such termination following a change in control, the executive’s base salary, hospitalization and other health benefits will continue for two years.
          The Company entered into change in control employment agreements with Dennis S. Hudson, III and A. Douglas Gilbert on December 24, 2003. The change in control agreement with Mr. Gilbert was subsequently amended by the Transition Agreement on June 22, 2007, and terminated with Mr. Gilbert’s retirement on January 31, 2009. Each change in control agreement has a three-year term and provides for automatic one-year extensions unless expressly not renewed. A change in control must occur during this period (the “Change in Control Period”) to trigger the agreement. These agreements supersede the change-in-control provisions in the executive’s employment agreements with the Bank. The Company executed a similar change in control employment agreement with William R. Hahl on December 24, 2003, having a two-year Change in Control Period.

          Each of the change in control employment agreements provides that, once a change in control has occurred, the executive subject to the contract (the “Subject Executive”) and the Company agree to continue, for the Change in Control Period, the Subject Executive’s employment in the same position as held in the 120 days period prior to the change in control. If the Subject Executive is terminated for “cause” or resigns “without good reason”, as defined in the agreement, the Subject Executive will receive payment of the Subject Executive’s base salary and unused vacation through the date of termination and any previously accrued and deferred compensation (the “Accrued Obligations”). If the Subject Executive resigns for “good reason” or is terminated “without cause”, or resigns for any reason during a 30-day period specified in the contract, the Subject Executive will receive the Accrued Obligations and a bonus equal to the highest bonus earned by the Subject Executive for the previous three full fiscal years (“Highest Bonus”) multiplied by a fraction (the numerator of which is the number of days between January 1 and the Subject Executive’s date of termination and the denominator of which is 365), as well as an amount equal to what the Subject Executive’s annual base salary plus Highest Bonus would have been over the Change in Control Period. All unvested stock options to acquire stock of the Company and all awards of restricted stock of the Company held by Subject Executive as of the date of termination shall be immediately and fully vested as of the date of termination and, in the case of stock options, shall be fully exercisable as of the date of termination. The Company will also provide health and other welfare benefits to the Subject Executive for the duration of the Change in Control Period.
          The Company and the Bank entered into an executive employment agreement with O. Jean Strickland on March 26, 2008. The agreement supersedes previous employment and change in control agreements between Ms. Strickland and the Company dated December 24, 2003 and January 7, 2004, respectively. The new employment agreement generally consolidates the prior agreements with similar terms, benefits and restrictions as the agreements discussed above. The agreement also extends the benefits available to Ms. Strickland upon a change in control of Seacoast from a period of two years (as previously provided) to three years, a period of benefit which is consistent with her current position.
          The Transition Agreement with Mr. Gilbert defined the compensation arrangements, including salary, bonus and other benefits, between Mr. Gilbert and the Company during the transition period between the effective date of the Transition Agreement and his retirement date (the “Transition Period”) on January 31, 2009 (the “Retirement Date”). Under the Transition Agreement, Mr. Gilbert received a base salary increase of 6% effective June 1, 2007, which was maintained through his Retirement Date. Also under the Transition Agreement, the Company agreed to pay Mr. Gilbert, as long as he was employed by the Bank:
•	on each of January 31, 2008 and January 31, 2009, an annual cash bonus of $376,000, which equals his highest bonus earned over the past 3 years under the Key Manager Incentive Plan;

•	on each of January 31, 2008 and January 31, 2009, a payment of $150,000 in lieu of any of equity awards for which he would otherwise be eligible to receive during the Transition Period under the Company’s Executive Equity Compensation Program; and

•	on the Retirement Date, the cash value of any unvested outstanding restricted stock awards (including performance vested shares that have met certain adjusted performance targets).
          Mr. Gilbert’s existing Employment Agreement, as amended, and Change in Control Agreement, terminated with his retirement on January 31, 2009. Under the agreements as originally contemplated, Mr. Gilbert would remain on the Board of Directors and would receive non-employee director compensation for such service. He would also provide continued services as a consultant to the Company under a Consulting and Restrictive Covenants Agreement which became effective upon Mr. Gilbert’s retirement, subject to certain changes as described in more detail under “Certain Transactions and Business Relationships”.
          On December 31, 2008, the Company and the Bank entered into agreements with Mr. Hudson, Mr. Hahl, Mr. Gilbert, Ms. Strickland and Mr. Holland to modify certain existing employment and change-in-control agreements to comply with Section 409A of the Internal Revenue Code and the final regulations issued thereunder. The form of the amendment is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 5, 2009.
          As a result of and following the Bank entering into the Formal Agreement with the OCC at the end of 2008, the Bank and the Company are restricted generally from making any payment (or agreeing to make any payment) in the nature of compensation by the Bank or the Company for the benefit of any current or former director, officer or employee pursuant to an obligation that is contingent on, or by its terms is payable on or after, the termination of such person’s primary employment or affiliation with the Bank or the Company. The restrictions under the Formal are subject to various exceptions and qualifications, and the foregoing is only a summary and is not complete.
          As described above, as long as the Company has obligations under the CPP, Seacoast must agree to comply with the applicable standards for executive compensation and corporate governance set forth in the EESA and, to the extent applicable, ARRA, including a prohibition on payments to a Senior Executive Officer or any of the next five most highly-compensated employees upon termination of employment (other than payments for services performed or benefits accrued) during the TARP Assistance Period. Each of the Company’s Named Executive Officers signed a consent agreement to comply with the standards under the EESA.
          As a result, the Company’s ability to make certain post-employment payments is restricted and may be further restricted, as described above under “Effect of the Participation in the Capital Purchase Program.” The potential post-employment payments to the Named Executive Officers under the employment, change in control and transition agreements are estimated in the “Other Potential Post-Employment Payments” table which follows this discussion without consideration given to the effect of the limitations under the TARP CPP. Seacoast will assess the impact of this provision on our change-in-control agreements once ARRA compensation standards are established. Other legislation regarding executive compensation has been proposed and the Treasury is considering additional rulemaking, but the outcome and effect of the activities cannot be predicted.
     Deduction Limit
          Section 162(m) of the Internal Revenue Code generally establishes, with certain exceptions, a $1 million deduction limit for all publicly held companies on compensation paid to an executive officer in any year.
          The deductibility of executive compensation paid by the Company is limited under the provisions of the CPP, the EESA and ARRA described above. As part of its participation in the CPP, the Company agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the Treasury retains its CPP investment in the Company. The application of the $500,000 limitation is allowed on a pro rata basis with respect to calendar years during which the Treasury held its investment for less than the full year, as was the case in 2008 when the investment was held by the Treasury for less than one month. When our Board of Directors approved participation in the TARP Program, it was aware of, considered and agreed to, the potential increased after-tax cost of our executive compensation program that would arise because of the $500,000 deduction limitation under the CPP, although the ARRA restrictions had not been proposed at that time.
          The Salary and Benefits Committee gives strong consideration to the deductibility of compensation in making its compensation decisions for executive officers, balancing the goal of maintaining a compensation program which will enable the Company to attract and retain qualified executives with the goal of creating long-term shareholder value. The Committee has reserved the right to pay executives compensation that is not deductible under Section 162(m).
     Chief Executive Pay
          The Salary and Benefits Committee formally reviews the compensation paid to the chief executive officers of the Company and the Bank during the first quarter of each year. Final approval of the chief executive officer’s compensation is made by the Board of Directors. Changes in base salary and the awarding of cash and stock incentives are based on overall financial performance and profitability related to objectives stated in the Company’s strategic performance plan and the initiatives taken to direct the Company. In addition to information periodically obtained from independent consulting firms, the Salary and Benefits Committee reviews the total compensation of chief executive officers of publicly held regional banks and bank holding companies of comparable size and performance in the southeastern United States.

          In January 2008, the Salary and Benefits Committee reviewed salary survey information compiled from the SNL Executive Compensation Review (“SNL Review”) and the Wyatt Financial Institution Benchmark Compensation Survey (“Wyatt Survey”) (collectively, the “Survey Data”) of institutions of comparable size and performance in the southeastern United States. The information used from the SNL Review was as of December 2006 and included:
•	a comparison of base, incentive and total compensation paid by regional banks and bank holding companies in the southeastern United States with an asset size between $1.6 billion and $15.7 billion and included Capital City Bank, Bank Atlantic Bancorp, Bank United Financial Group, First Bankcorp, First Charter Corp, First Citizens Bancshares, United Community Banks, Security Bank Corp, GB&T Bancshares, Ameris Bancorp, Fidelity Southern Corporation, Pinnacle Financial Partners, First Financial Holdings, SCBT Financial Corp, South Financial Group, Alabama National Bancorp, Superior Bancorp, Bank of the Ozarks, and Simmons First National;

•	an average of base salary paid by all financial institutions in the southeastern United States with an asset size of $1 billion to $5 billion; and

•	an average of base salary paid by financial institutions with an asset size of $1 billion to $5 billion and a similar return on equity to Seacoast.
The data used from the Wyatt Survey was an average of base salary compensation paid by national banks with assets of $2 billion to $9 billion, banks in the southeastern United States, and banks in the lower southeastern United States.
          Base Salary: Effective January 1, 2008, which is the usual annual date for executive salary adjustments, the Committee decided to maintain the salary for Mr. Dennis S. Hudson, III for 2008 unchanged at $531,450. No further adjustment has been made to Mr. Hudson’s salary for 2009.
          Annual Cash Incentive: Based on Company earnings performance below the threshold level for 2007 and 2008, Mr. Hudson III did not receive a cash incentive award for 2007 or 2008, compared to an award of $125,000 in 2006 and $376,000 in 2005 under the Key Manager Incentive Plan.
          Long-Term Incentive: No long-term incentive compensation was paid to Mr. Hudson in 2008.

EXECUTIVE COMPENSATION
          The table below sets forth the elements that comprise total compensation for the Named Executive Officers of Seacoast or the Bank for the periods indicated. No payments or awards were made for 2008 to the Named Executive Officers under the Key Manager Incentive Plan, the Equity Compensation Program or the 2008 Incentive Plan discussed above. Stock and option award expense reported in the Summary Compensation table for 2008 is related to awards granted in prior years.
2008 SUMMARY COMPENSATION TABLE

									All
							Non-Equity		Other
					Stock	Options	Incentive Plan		Compen-
Name and Principal		Salary	Bonus		Awards	Awards	Compensation		sation	Total
Position	Year	($)(1)	($)		($)(2)	($)(2)	($)(3)		($)(4)	($)

Dennis S. Hudson, III	2008	$531,450	—		$90,480	$141,116	—		$51,133	$814,179
Chairman & Chief	2007	531,450	—		38,324	126,687	—		69,068	765,529
Executive Officer of Seacoast and the Bank	2006	506,450	—		74,200	63,369	$125,000	(5)(6)	94,248	863,267

William R. Hahl	2008	$310,000	—		$46,762	$33,668	—		$31,129	$421,559
Executive Vice	2007	284,000	—		32,655	29,631	—		33,568	379,853
President & Chief	2006	269,762	—		19,746	12,725	$63,000	(5)(6)	42,136	407,369
Financial Officer of Seacoast and the Bank

A. Douglas Gilbert	2008	$557,200	$376,000	(7)	$168,436	—	—		$255,271	$1,356,907
President & Chief	2007	544,075	—		153,788	—	—		137,447	835,310
Operating & Credit	2006	500,700	—		171,781	—	$125,000	(5)	166,070	963,551
Officer of Seacoast, Vice Chairman of the Bank

O. Jean Strickland	2008	$429,500	—		$13,586	$79,742	—		$51,401	$574,228
Senior Executive Vice	2007	417,000	—		5,311	67,184	—		52,205	541,700
President of Seacoast	2006	347,500	—		12,010	19,282	$104,000	(5)	57,202	539,994
and President & Chief Operating and Credit Officer of the Bank

H. Russell Holland, III	2008	$265,000	—		$749	$19,886	—		$32,648	$318,283
Executive Vice	2007	232,500	—		687	15,561	—		19,355	268,103
President & Chief	2006	89,846	$63,400	(8)	—	1,294	$50,000	(5)	2,522	157,062
Banking Officer of Seacoast and the Bank

(1)	A portion of executive’s base salary included in this number may have been deferred into the Company’s Executive Deferred Compensation Plan, the amounts of which are disclosed in the Nonqualified Deferred Compensation Table for the applicable year. Executive officers who are also directors do not receive any additional compensation for services provided as a director.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the Executive Equity Compensation Program and may include amounts from awards granted in and prior to 2008. A discussion of the relevant assumptions used in the valuation is contained in Note J to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the

SEC on or around March 10, 2009. In valuing stock and options awards, no forfeitures are assumed for the Named Executive Officers.

(3)	All incentive cash compensation was paid for results achieved during the applicable fiscal year in accordance with the Key Manager Incentive Plan described above.

(4)	Additional information regarding other compensation is provided in the “Components of All Other Compensation Table” below.

(5)	Earned in 2006, but paid in 2007.

(6)	As provided for under the Equity Compensation Program, the Named Executive Officer elected to use 50 percent of his annual cash bonus to purchase shares of restricted stock based on the closing sale price of the Company’s Common Stock on the Nasdaq Global Select Market on February 2, 2007, and the Company matched 50 percent of the shares purchased with an additional award of restricted stock, granted under the 2000 Incentive Plan. The restricted stock granted under the bonus stock matching program vests in 25 percent increments each year beginning on the second anniversary of the date of grant, as long as the Named Executive Officer remains employed by the Company. The restricted stock purchased by the Named Executive Officer was subject to a one-year holding period which expired on February 2, 2008.

(7)	This amount does not include the payment of $376,000 made on February 11, 2009 for amounts due on January 31, 2009 under the Transition Agreement described above. Additional amounts were scheduled to be paid at that time, but the Company and Mr. Gilbert are in discussions with the OCC as to whether these amounts may be paid following the formal agreement between the Bank and the OCC entered into in December 2008, and in light of TARP CPP restrictions on compensation.

(8)	Signing bonus.
2008 COMPONENTS OF ALL OTHER COMPENSATION TABLE

					Company
					Paid Contri-
		Company Paid Contributions to			butions to
		Profit Sharing Plan			Executive	Premium		Dividends	Paid by
				Discre-	Deferred	on Supple-	Excess	on	Company
				tionary	Compen-	mental	Life Insur-	Unvested	into
		Profit-		Retire-	sation Plan	Disability	ance	Restricted	Cafeteria
Name	Year	Sharing	Match	ment	(1)	Insurance	Benefit	Stock(2)	Plan	Other		Total

D. S. Hudson, III	2008	—	$9,200	$4,600	$18,087	$3,346	$1,242	$14,107	$550	—		$51,133
	2007	—	9,000	4,500	17,987	2,678	1,242	33,111	550	—		$69,068
	2006	$6,600	12,100	4,400	30,477	6,714	1,242	32,165	550	—		94,248

W. R. Hahl	2008	—	$9,200	$4,600	$4,400	$3,291	$3,564	$5,524	$550	—		$31,129
	2007	—	9,000	4,500	3,140	2,618	2,322	11,438	550	—		33,568
	2006	$6,600	12,100	4,400	5,282	3,737	2,322	7,145	550	—		42,136

A. D. Gilbert	2008	—	$9,200	$4,600	$19,232	$2,997	$4,191	$36,311	$550	$178,190	(3)	$255,271
	2007	—	9,000	4,500	18,745	2,372	4,191	75,004	550	23,084	(4)	137,447
	2006	$6,600	12,100	4,400	29,474	13,703	4,191	69,020	550	26,032	(5)	166,070

O. J. Strickland	2008	—	$9,200	$4,600	$11,570	$3,144	$810	$2,172	$550	$19,355	(6)	$51,401
	2007	—	9,000	4,500	11,120	2,501	810	4,762	550	18,962	(6)	52,205
	2006	$6,600	12,100	4,400	13,788	2,320	810	5,172	550	11,462	(6)	57,202

H. R. Holland, III	2008	—	$9,200	$4,600	—	$2,322	$540	$75	$550	$15,360	(7)	$32,648
	2007	—	$4,000	—	—	1,218	540	105	550	12,904	(8)	19,355
	2006	—	—	—	—	—	—		252	2,270	(6)	2,522

(1)	Earned in reporting year, but paid in following year. Also reported in Nonqualified Deferred Compensation Table.

(2)	Dividends paid on unvested restricted stock include tax gross-up of 26.45 percent on all Named Executive Officers.

(3)	Includes a payment of $150,000 in lieu of any of equity awards paid in 2008 as provided under the Transition Agreement, $21,600 for car allowance, $5,890 for a long-term care policy and $700 for incremental personal use of club membership.

(4)	Includes $14,109 for car allowance, $1,585 for personal use of club membership, $5,890 for a long-term care policy and $1,500 for incremental personal use of Company provided cellular phone.

(5)	Includes $17,373 for incremental personal use of company vehicle, $1,343 in transportation and meal expenses for spouse to attend Company endorsed events, $5,890 for a long-term care policy and $1,426 for incremental personal use of Company provided cellular phone.

(6)	For incremental personal use of Company vehicle.

(7)	For car allowance

(8)	Includes $11,520 for car allowance and $1,384 for incremental personal use of Company vehicle.
2008 GRANTS OF PLAN-BASED AWARDS
          There were no plan-based awards granted during 2008 to the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008
          The following table sets forth certain information concerning outstanding equity awards as of December 31, 2008 granted to the Named Executive Officers. This table includes the number of shares of Common Stock covered by both exercisable options, non-exercisable options or stock appreciation rights (“SARs”), and unexercised unearned options or SARs awarded under an equity incentive plan as of December 31, 2008. Also reported are the number of shares of Common Stock, and their market value, that have not vested, as well as unearned shares or rights awarded under an equity incentive plan, and their market value, that have not vested as of December 31, 2008. All exercised and vested shares are shares of Common Stock, and all options and SARs relate to Common Stock. There are no options or SARs involving Preferred Stock.

	Option Awards						Stock Awards(1)
				Equity						Equity
				Incentive						Incentive		Equity
				Plan						Plan		Incentive Plan
	Number			Awards:					Market	Awards:		Awards:
	of			Number of					Value of	Number of		Market or
	Securities			Securities					Shares	Unearned		Payout Value
	Under-	Number of		Under-			Number of		or Units	Shares,		of Unearned
	lying	Securities		lying			Shares or		of Stock	Units or		Shares, Units
	Unexer-	Underlying		Unexer-	Option		Units of		That	Other Rights		or Other
	cised	Unexercised		cised	Exer-		Stock That		Have	That Have		Rights That
	Options	Options		Unearned	cise	Option	Have Not		Not	Not		Have Not
	(#)	(#)		Options	Price	Expiration	Vested(1)		Vested	Vested(1)		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)

D.S. Hudson, III	75,000	—		—	17.08	11/17/2013	1,300	(2)	$8,580	6,500	(3)	$42,900
	24,000	6,000	(4)	—	22.40	12/21/2014	1,342	(5)	$8,857
	6,900	20,700	(6)	—	26.72	5/16/2016
	—	73,135	(7)	—	22.22	4/2/2017

W. R. Hahl	13,000	—		—	17.08	11/17/2013	220	(2)	$1,452	1,100	(3)	$7,260
	4,000	1,000	(4)	—	22.40	12/21/2014	1,519	(8)	$10,025
	1,837	5,513	(6)	—	26.72	5/16/2016	676	(5)	$4,462
	—	19,541	(7)	—	22.22	4/2/2017	3,834	(9)	$25,304

A. D. Gilbert	—	—		—	—	—	2,600	(10)	$17,160	13,000	(10)	$85,800
							5,625	(10)	$37,125
							14,195	(10)	$93,687

O. J. Strickland	11,000	—		—	17.08	11/17/2013	220	(2)	$1,452	1,100	(3)	$7,260
	3,200	800	(4)	—	22.40	12/21/2014
	4,550	13,650	(6)	—	26.72	5/16/2016
	—	57,385	(7)	—	22.22	4/2/2017

H. R. Holland, III	750	2,250	(11)	—	27.36	7/6/2015	161	(5)	$1,063	—		—
	—	28,198	(7)	—	22.22	4/2/2017

(1)	The Named Executive Officer has full voting and dividend rights with respect to the restricted stock during the vesting period.

(2)	Represents time-vested restricted stock award of Common Stock granted to the Named Executive Officer on December 21, 2004 under the 2000 Incentive Plan. As long as the Named Executive Officer remains employed by the Company, the restricted shares vest on December 21, 2009.

(3)	Represents performance-vested restricted stock award of Common Stock granted to the Named Executive Officer on December 21, 2004 under the 2000 Incentive Plan. These restricted shares vest over a 5-year performance period beginning January 1, 2005 and ending December 31, 2009, based upon the growth in the

Company’s earnings per share (“EPS”) over the performance period compared to the Company’s EPS for fiscal year 2004, as follows:

EPS Growth	% of Restricted Shares Vesting

Less than 38%	0
38%	25%
50%	50%
75%	75%
85%	100%

Notwithstanding the above schedule, 100 percent of the restricted shares will vest on December 21, 2009 if the Company achieves a return on equity (ROE) of at least 16.5 percent for 3 consecutive quarters during the performance period, regardless of whether the EPS targets are met. During the performance period, all shares of restricted stock generally will be forfeited upon termination of employment for any reason.

(4)	Represents time-vested stock option award granted to the Named Executive Officer on December 21, 2004 under the 2000 Incentive Plan. As long as the Named Executive Officer remains employed by the Company, the unexercisable options vest on December 21, 2009.

(5)	As provided for under the Equity Compensation Program, the Named Executive Officer elected to use 50 percent of his annual 2006 cash bonus to purchase shares of restricted stock based on the closing sale price of the Company’s Common Stock on the Nasdaq Global Select Market on February 2, 2007. This represents the Company’s 50% match of the shares purchased in the form of a restricted stock award, granted under the 2000 Incentive Plan. This restricted stock vests in 25 percent increments each year beginning on the second anniversary of the date of grant, as long as the Named Executive Officer remains employed by the Company.

(6)	Represents stock-settled stock appreciation rights granted to the Named Executive Officer on May 16, 2006 under the 2000 Incentive Plan, which vest in four equal annual installments beginning on the second anniversary of the date of grant, subject to the continued employment of the Named Executive Officer.

(7)	Represents stock-settled stock appreciation rights granted to the Named Executive Officer on April 2, 2007 under the 2000 Incentive Plan, which vest in four equal annual installments beginning on the second anniversary of the date of grant, subject to the continued employment of the Named Executive Officer.

(8)	Represents time-vested restricted stock award of Common Stock granted to the Named Executive Officer on May 16, 2006 under the 2000 Incentive Plan. As long as the Named Executive Officer remains employed by the Company, one-third of the restricted shares vests on May 16, 2009, one-third vests on May 16, 2010, and the remainder vests on May 16, 2011.

(9)	Represents time-vested restricted stock award of Common Stock granted to the Named Executive Officer on April 2, 2007 under the 2000 Incentive Plan. As long as the Named Executive Officer remains employed by the Company, one-quarter of the restricted shares vest on April 2, 2009 and the remainder vests in increments of 25 percent on each of the following three anniversary dates thereafter.

(10)	Original vesting requirements of these awards is superseded by the provisions under the Transition Agreement with Mr. Gilbert.

(11)	Represents stock-settled stock appreciation rights granted to the Named Executive Officer on July 6, 2006 under the 2000 Incentive Plan, which vest in four equal annual installments beginning on the second anniversary of the date of grant, subject to the continued employment of the Named Executive Officer.

2008 OPTION EXERCISES AND STOCK VESTED
          The following table shows stock options exercised by the Named Executive Officers during 2008, including the value of gains on the date of exercise. In addition, this table reports the vesting of stock awards or similar instruments during 2008 granted to the Named Executive Officers, and the value of the gains realized on vesting.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value	Acquired	Value
	on Exercise	Realized	on Vesting	Realized
Name	(#) (1)	($)	(#) (1)	($)

Dennis S. Hudson, III	—	—	4,800	$31,053
William R. Hahl	—	—	1,386	$11,003
A. Douglas Gilbert	36,300	$20,405	17,100	$141,156
O. Jean Strickland	18,100	$42,211	770	$4,996
H. Russell Holland, III	—	—	—	—

(1)	All exercised and vested shares are shares of Common Stock. There are no options or stock awards involving Preferred Stock.
2008 NONQUALIFIED DEFERRED COMPENSATION
          The following table discloses, for each of the Named Executive Officers, contributions, earnings and balances during 2008 under the Executive Deferred Compensation Plan, described in the narrative discussion above.

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings	Withdrawals/	at Last
	Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	Distributions	Fiscal Year End
Name	($) (1)	($) (2)	($) (3)	($)	($)

Dennis S. Hudson, III	—	$18,087	($105,700)	—	$246,313	(4)
William R. Hahl	—	$4,400	($48,293)	—	$71,224	(5)
A. Douglas Gilbert	—	$19,232	($151,438)	—	$260,626	(6)
O. Jean Strickland	—	$11,570	($110,951)	—	$127,294	(7)
H. Russell Holland, III (8)	—	—	—	—	—

(1)	Total amount included in the Salary column of the Summary Compensation Table.

(2)	Total amount included in the All Other Compensation column of the Summary Compensation Table. This amount was contributable in 2008, but was credited to account of Named Executive Officer in 2009.

(3)	None of this amount is included in the Summary Compensation Table since no earnings or dividends paid under the Executive Deferred Compensation Plan are above-market or preferential.

(4)	Includes $201,322 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(5)	Includes $28,899 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(6)	Includes $197,070 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(7)	Includes $28,362 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(8)	Mr. Holland is not a participant in the Executive Deferred Compensation Plan.

2008 OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
          The following table quantifies, for each of the Named Executive Officers, the potential post-employment payments under the provisions and agreements described above in the narrative discussion, assuming that the triggering event occurred on December 31, 2008 and the price of the Company’s securities is the closing market price of $6.60 per share on December 31, 2008.
          In accordance with the prohibitions under TARP as in effect at December 31, 2008, golden parachute payments to our Senior Executive Officers are limited to 2.99 multiplied by the five-year average pay reported on such executives’ W-2 forms. The amounts shown in the following table reflect the maximum amount that could be payable without violating the prohibitions on the payment of golden parachute payments under the CPP as in effect on December 31, 2008.
          The Senior Executive Officers agreed to this reduction under agreements entered into with the Company in December 2008. This reduction is reflected in the following table. The following table does not reflect the provision of ARRA prohibiting parachute payments because ARRA was not in effect on December 31, 2008. Seacoast will assess the impact of this provision on our change-in-control agreements once ARRA compensation standards are established. All payments below upon termination of employment, including change in control payments, may be limited in the future by EESA, ARRA, Treasury regulations and the effects of the formal agreement between the Bank and the OCC, as then in effect.

								Total Value of
					Value of	Total Value of		Outstanding Stock
			Annual		Other	Outstanding Stock		Option Awards or
	Term		Base	Annual	Annual	Awards that		SARs that	Total Value of
	(in years)		Salary	Bonus	Benefits	Immediately Vest		Immediately Vest	Benefit
Name	(#)		($)	($)	($)	($)		($)	($)

Dennis S. Hudson, III
Upon Termination without Cause (1)	2	(2)	$531,450	—	$37,025	—		—	$1,136,951
Upon Death or Disability (1)	2	(2)	$531,450	—	$37,025	$17,437	(3)	—	$1,154,388
Upon Change-in-Control (4)	3		$531,450	$125,000	$37,025	$60,337		—	$2,265,763
William R. Hahl
Upon Change-in-Control (4)	2		$310,000	$63,000	$25,605	$48,503		—	$908,713
A. Douglas Gilbert (5)
Upon Termination without Cause (1)		(5)	$46,433	—	$3,398	—		—	$49,831
Upon Death or Disability (1)		(5)	$46,433	—	$3,398	$147,972	(3)	—	$152,125
Upon Change-in-Control (4)		(5)	$557,200	$376,000	$40,571	$233,772		—	$1,207,743
Upon Retirement		(5)	—	$526,000	$62,171	$147,972		—	$736,343
O. Jean Strickland
Upon Termination without Cause (6)	2	(7)	$429,500	$104,000	$4,504	—		—	$1,076,007
Upon Disability (6)	1	(7)	—	—	—	$1,452	(3)	—	$1,452
Upon Death (6)	2	(7)	—	—	$4,504	$1,452	(3)	—	$10,459
Upon Change-in-Control (6)	3	(7)	$429,500	$104,000	$4,504	$8,712		—	$1,622,723
H. Russell Holland, III
Upon Termination without Cause(6)	1	(7)	$265,000	—	$3,412	—		—	$271,825
Upon Disability (6)	1	(7)	—	—	$3,412	$1,063	(3)	—	$4,475
Upon Death (6)	2	(7)	—	—	$3,412	$1,063	(3)	—	$7,887
Upon Change-in-Control (6)	2	(7)	$265,000	—	$3,412	$1,063	(3)	—	$537,887

(1)	As provided for in the respective Employment Agreements described above. The Bank shall continue to pay to the executive officer or his estate or beneficiaries his Annual Base Salary, including any other cash compensation to which the executive officer would be entitled at termination date, for the period indicated under Term. In addition, the Bank will continue to pay the hospitalization insurance premium (including major medical) for the executive officer, his spouse and eligible dependents, as well as long-term disability and life insurance premiums for the term indicated or until his earlier death. In the case of disability, the Annual Base Salary shall be reduced by any amounts received by the executive officer under the Bank’s long term disability plan or from any other collateral source payable to disability, including social security benefits.

(2)	The initial term of agreement is three years with automatic renewal on each anniversary, but benefits under the agreement are paid for the Term as indicated on the table.

(3)	As provided for in the award agreement for the individual equity award.

(4)	As provided for in the Change in Control Agreement described above. The Company shall pay the executive officer in a lump sum in cash within thirty (30) days after the date of termination the aggregate of the: (i) base salary through the termination date to the extent not paid (assumed already paid in table above), (ii) Annual Bonus (prorated in the event that the Executive was not employed by the Company for the whole of such fiscal year), and (iii) Annual Base Salary and Annual Bonus listed in the table, multiplied by the Term. Annual Base Salary is equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the executive officer by the Company in the 12-month period immediately preceding the month in which the triggering event occurs. Annual Bonus is equal to the executive officer’s highest annual bonus for the last three full fiscal years prior to the triggering event. All unvested stock options and restricted stock of the Company held by the executive officer shall immediately and fully vest on termination. In addition, for the Term indicated, the Company will pay or provide to the executive officer or eligible dependents “Other Annual Benefits”. “Other Annual Benefits” include Company-paid profit-sharing contributions, medical, prescription, dental, employee life, group life, accidental death and travel accident insurance plans and programs paid by the Company prior to the change in control.

(5)	As provided for in the Transition Agreement with Mr. Gilbert described above, the term of the agreement is from June 22, 2007 through his Retirement Date (January 31, 2009). Certain other provisions of the Employment Agreement and Change in Control Agreement with Mr. Gilbert are also modified by the Transition Agreement, the effects of which are noted. Mr. Gilbert retired on January 31, 2009, terminating the agreements under which the payments would be made under the Employment Agreement and Change in Control Agreement, and triggering payment as provided under the Transition Agreement. On January 20, 2009, the Board of Directors approved a payment of $376,000 to Mr. Gilbert of final amounts due under the Transition Agreement. Seacoast National Bank has been notified by its primary regulator that it may not be permitted to pay additional amounts due under the Transition Agreement or under the Consulting Agreement with Mr. Gilbert as a result of the Bank’s Formal Agreement with the OCC.

(6)	As provided for in the Employment Agreement described above. The Bank shall continue to pay the executive officer or his/her estate or beneficiaries his/her Annual Base Salary, together with the Annual Bonus, in equal monthly installments for the period indicated under Term. In addition, the Bank will continue to pay the hospitalization insurance premium (including major medical) for the executive officer, his/her spouse and eligible dependents, as well as long-term disability and life insurance premiums for the Term indicated and for two years for Mr. Holland in the case of termination without cause.

(7)	The initial term of agreement is one year with automatic renewal on each anniversary, but benefits under the agreement are paid for the Term as indicated on the table.

PERFORMANCE GRAPH
          The following line-graph compares the cumulative, total return on Seacoast’s Common Stock from December 31, 2003 to December 31, 2008, with that of the Russell 2000 Index (an average of the 2000 smallest companies in the Russell 3000 Index) and the Russell 2000 Financial Services Index (an average of all financial service companies included in the Russell 2000 Index). Cumulative total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.

	2003	2004	2005	2006	2007	2008
Seacoast	100	131.35	138.91	153.80	67.72	45.72
Russell 2000 Index	100	118.28	123.67	146.35	144.14	95.81
Russell 2000 Financial Services Index	100	120.68	123.13	146.72	122.73	92.13

2008 DIRECTOR COMPENSATION
          The table below sets forth the elements that comprise total compensation for Board members who are not Named Executive Officers of the Company or the Bank.

	Fees Earned or		All
	Paid in Cash		Other Compensation	Total
Name	($)(1)		($)	($)

Stephen E. Bohner	$44,800	(2)	—	$44,800

Jeffrey C. Bruner	$42,000	(2)	—	$42,000

John H. Crane	$50,100		—	$50,100

T. Michael Crook	$41,100	(2)	—	$41,100

H. Gilbert Culbreth, Jr.	$41,900		—	$41,900

Christopher E. Fogal	$41,300		—	$41,300

Jeffrey S. Furst	$45,900	(2)	—	$45,900

Dale M. Hudson			$265,936 (3)	$265,936

Dennis S. Hudson, Jr.	$44,000		—	$44,000

Thomas E. Rossin	$38,500		—	$38,500

Thomas H. Thurlow, Jr.	$36,300	(2)	—	$36,300

Edwin E. Walpole, III	$37,500		—	$37,500

(1)	Board members who are not executive officers of the Company or the Bank are paid an annual retainer of $23,000 for their service as directors of the Company and its subsidiaries. In addition to the annual retainer, Board members who are not executive officers receive $700 for each Board meeting attended, $700 for each committee meeting attended and $800 for each committee meeting chaired, including Bank committees. The members of the Salary and Benefits Committee, Audit Committee and Nominating/Governance Committee receive an additional $100 for each of these committee meetings attended and $200 for each of these committee meetings chaired. Executive officers that are also directors do not receive any additional compensation for services provided as a director. Dale M. Hudson is the only director listed that is also an executive officer of the Company.

(2)	All of which was deferred into the Company’s Director’s Deferred Compensation Plan described below.

(3)	Executive compensation paid to Mr. Hudson as Vice Chairman of the Company. Includes salary of $245,000, $9,200 in employer matching contribution to the Profit Sharing Plan, $4,600 in employer discretionary retirement contributions, $900 in employer matching contributions to the Executive Deferred Compensation Plan, $550 paid by the employer into the Cafeteria Plan, $4,944 in excess life insurance benefits, and $742 in supplemental long-term disability benefits.
Directors Deferred Compensation Plan
          The Company has a Directors’ Deferred Compensation Plan to allow non-employee directors of the Company and its subsidiaries to defer receipt of fees paid to them for their service on the boards of directors and committees of the Company and its subsidiaries until their separation from service with the Company. Annually, each participant may direct how his account in the Directors’ Deferred Compensation Plan is invested prospectively among four investment vehicle options: three mutual funds and a derivative security comprised of Company Common Stock (“Stock Account”). The plan’s investment options are reviewed and selected annually by a Committee appointed by the Board of Directors of the Company to administer the plan. No earnings or dividends paid under the Directors Deferred Compensation Plan are above-market or preferential.

          The assets of the Directors’ Deferred Compensation Plan are held, invested and administered from a “Rabbi trust” established by the Company. The plan’s Rabbi trust is administered by M&I, as trustee of the Trust.
          Upon a participant’s separation from service on the Board, the participant will receive the balance of his Stock Account in kind and the balance of his mutual fund account in cash in one of the following three forms specified by the participant at the time of initial deferral election:
•	a lump sum;

•	monthly installments over a period not to exceed five years; or

•	a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five years.
          Upon death of the participant prior to the distribution of his account, the balance in the account shall be paid in a lump sum to the beneficiary or to the estate of the participant if no beneficiary is designated. In general, a participant may not change his initial election regarding the form of distribution applicable to their account. However, before the end of 2007 participants had the opportunity to make a one-time election to change their distribution election, provided the change applied only to amounts that would not otherwise be payable in 2007 and the change did not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

SALARY AND BENEFITS COMMITTEE REPORT
          The Salary and Benefits Committee assists the Board of Directors with administering its responsibilities relating to the compensation of the Company’s executive officers, including the chief executive officer. In addition, this Committee also has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Salary and Benefits Committee operates under a written charter that was revised in 2009 upon approval by the Board of Directors. The Committee Charter is available on the Company’s website at www.seacoastbanking.net.
          The Salary and Benefits Committee currently is composed of four persons, all of whom are “independent”. The Committee also serves as the salary and benefits committee of the Bank.
          The Salary and Benefits Committee believes that it has taken the actions necessary and appropriate to fulfill its responsibilities under the Salary and Benefits Committee’s Charter. To carry out its responsibilities, the Committee held five meetings in 2008.
          In compliance with the provisions of the TARP CPP and the executive compensation and corporate governance set forth in the EESA, the Board reviewed the incentive compensation arrangements of the Senior Executive Officers’ (which are currently the same as the named executive officers) with the Company’s Human Resources Director and corporate counsel on March 17, 2009 to ensure that these compensation arrangements do not encourage the covered officers to take “unnecessary and excessive” risks that threaten the value of the Company. The Committee hereby certifies that it has reviewed with senior risk officers the current incentive compensation plans and arrangements for the named executive officers and has made reasonable efforts to ensure that such arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company. The Committee also reviewed the employment and change in control agreements between the Company and the named executive officers and has required changes to the Chief Executive Officer’s change in control payment to conform with the EESA standards for the period during which the Treasury holds equity securities of the Company.
          In fulfilling its oversight responsibilities, the Salary and Benefits Committee reviewed with management this Compensation Discussion and Analysis required as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including a discussion of the quality and the clarity of disclosures contained therein. Based on this review and discussion, the Salary and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s 2009 Proxy Statement. The Board has approved and ratified such recommendation.
Salary and Benefits Committee:
Thomas E. Rossin, Chairman
Stephen E. Bohner
Jeffrey S. Furst
Edwin E. Walpole, III
April 29, 2009

AUDIT COMMITTEE REPORT
          The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter that was last revised in March 2008 to update committee member independence requirements, and was approved by the Board of Directors. The Audit Committee charter is available on the Company’s website at www.seacoastbanking.net. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2008 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2008 and 2007 and for the three years in the period ended December 31, 2008.
          The Audit Committee currently is composed of four persons, all of whom the Board of Directors have determined are “independent” under Nasdaq and SEC rules. In addition, the Board of Directors has determined that Christopher E. Fogal, Chairman of the Committee, is an “audit committee financial expert” as defined by the SEC. The Audit Committee also serves as the audit committee of the Bank.
          The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls and reporting. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of the Company’s financial reporting process and system of internal controls and monitors the independence and performance of the Company’s independent auditors and internal auditors.
          The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee charter. To carry out its responsibilities, the Audit Committee held five meetings in 2008.
          In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and assumptions and the clarity of disclosures in the financial statements.
          The Audit Committee also reviewed with the Company’s independent auditors, KPMG LLP, the audited financial statements, their judgments as to the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with KPMG LLP its independence from management and the Company, including the written disclosures, letter and other matters required of KPMG LLP by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during 2008 by KPMG LLP that were unrelated to its audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2008 is compatible with maintaining KPMG LLP’s independence, and determined that the provision of non-audit services by KPMG LLP did not impair its independence.
          Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also discussed KPMG LLP’s audit opinion under Section 404 of the Sarbanes Oxley Act of 2002 and the Public Company Accounting Oversight Board Standard Number 5.

          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Board has approved and ratified such recommendation.
Audit Committee:
Christopher E. Fogal, Chairman
John H. Crane, Member
T. Michael Crook, Member
Jeffrey S. Furst, Member
April 29, 2009

SALARY AND BENEFITS COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
          Messrs. Rossin (Chairman), Bohner, Furst and Walpole are the members of the Salary and Benefits Committee, none of whom is or has been an officer or employee of Seacoast or its subsidiaries.
          There are no “interlocks”, as defined by the SEC, with respect to any member of the Salary and Benefits Committee.
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
          Several of Seacoast’s directors, executive officers and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of Seacoast and its subsidiaries. These persons, corporations and firms have had transactions in the ordinary course of business with Seacoast and its subsidiaries, including borrowings, all of which, in the opinion of Seacoast’s management and in accordance with the Bank’s written loan policy, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Seacoast and its subsidiaries expect to have such transactions on similar terms with their directors, executive officers, and their affiliates in the future.
          As a federally insured bank, the Bank is subject to Regulation O, which governs loans to “insiders”, defined as any executive officer, director or principal shareholder of the Company or the Bank, and their related interests. Regulation O limits loans to insiders and requires that the terms and conditions of credits granted to insiders are substantially the same as those extended to other customers of the bank. The Bank’s written loan policy requires compliance with the provisions of Regulation O.
          The aggregate amount of loans outstanding by the Bank to directors, executive officers, and related parties of Seacoast or the Bank as of December 31, 2008, was approximately $11,425,872, which represented approximately 5.18 percent of Seacoast’s consolidated shareholders’ equity on that date.
          Transactions with related persons which do not involve indebtedness to the Bank are reported to and reviewed quarterly by the Audit Committee. Messrs. Fogal (Chairman), Crane, Crook and Furst are the members of the Audit Committee, none of whom is or has been an officer or employee of Seacoast or its subsidiaries.
          Jeffrey C. Bruner, a director of Seacoast and the Bank, is a controlling shareholder of Mayfair Investments, which leases to the Bank 21,400 square feet of space adjacent to the Seacoast National Center in Stuart, Florida, pursuant to a lease agreement which expires in May 2011. The Bank paid rent of approximately $325,455 on this property in 2008, of which Mr. Bruner’s individual interest was $55,327 and the Bruner family interest was $110,655. Seacoast believes the terms of this lease are commercially reasonable and comparable to rental terms negotiated at arm’s length between unrelated parties for similar property in Stuart.
          On June 22, 2007, as part of the transition planning for Mr. Gilbert’s retirement, the Company and A. Douglas Gilbert entered into a Consulting and Restrictive Covenants Agreement (the “Consulting Agreement”) which was scheduled to commence on Mr. Gilbert’s retirement on January 31, 2009. This Consulting Agreement provides that Mr. Gilbert will serve as a consultant for a period of five years for a consulting fee of $25,000 per month. Mr. Gilbert has agreed to various restrictions on his conduct during the term of the agreement, and for a period of two years following any termination, including non-disclosure of confidential information, non-solicitation of employees and customers and non-competition with the Company and the Bank. The Consulting Agreement can be terminated by the Company at any time prior to a change in control, as defined, or by Mr. Gilbert at any time. Mr. Gilbert and the Bank have been reconsidering the terms of the Consulting Agreement, and the OCC informed the Company that the Consulting Agreement may not be permissible as a result of our Formal Agreement. As a result, Mr. Gilbert and the Company have had discussions about amending and reducing the payments made under the Consulting Agreement, subject to finalization and execution of a definitive amendment, and to compliance with restrictions on compensation applicable to the Company as a TARP CPP recipient, and to any bank regulatory determinations or approvals that may be necessary.

PRINCIPAL SHAREHOLDERS
          As of April 20, 2009, the only shareholders known to Seacoast to be the beneficial owners, as defined by SEC rules, of more than five percent of the outstanding shares of Common Stock were the following, for whom beneficial ownership information is set forth in the following table.
          No change in control of Seacoast has occurred since January 1, 2008, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Seacoast through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Seacoast which may at a later date result in such a change in control of Seacoast.

Name and Address of	Number and Percent of Common
Beneficial Owner	Stock Beneficially Owned
	Number		%

Dale M. Hudson (1) (2)	1,606,971		8.38%
192 S.E. Harbor Point Drive Stuart, FL 34996

Dennis S. Hudson, Jr. (1) (3)	1,345,696		7.01%
157 S. River Road Stuart, FL 34996

Dennis S. Hudson, III (1) (3)	1,411,812.4		7.36%
2342 NW Bay Colony Court Stuart, FL 34994

Mary T. Hudson (1) (2)	1,606,971	(4)	8.38%
192 S.E. Harbor Point Drive Stuart, FL 34996

Anne P. Hudson (1) (3)	1,345,696	(5)	7.01%
157 S. River Road Stuart, FL 34996

Edward S. Barr	1,078,122	(6)	5.61%
1999 Richmond Road, Suite 1B Lexington, KY 40502

Dimensional Fund Advisors L. P.	1,009,872	(7)	5.25%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

The U.S. Department of Treasury	1,179,245	(8)	5.79%

(1)	Dennis S. Hudson, Jr. and Dale M. Hudson are brothers. Anne P. Hudson is the wife of Dennis S. Hudson, Jr. Mary T. Hudson is the wife of Dale M. Hudson. Dennis S. Hudson, III is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson. See the table under “Proposal 1 — Election of Directors” for further information on their beneficial ownership.

(2)	Dale M. Hudson and his wife, Mary T. Hudson, are the general partners of Monroe Partners, their family limited partnership, which as of April 20, 2009 owned 1,456,121 shares of Company Common Stock. Each of

Dale M. Hudson and Mary T. Hudson, as general partners, may be deemed to share voting and investment power with the other general partner and each of them disclaims beneficial ownership with respect to such shares except to the extent of their respective partnership interests. See “Proposal 1 — Election of Directors” for further information regarding their beneficial ownership.

(3)	Dennis S. Hudson, Jr. and his wife, Anne P. Hudson, together with their son, Dennis S. Hudson, III, are the general partners of Sherwood Partners, their family limited partnership, which as of April 20, 2009 owned 1,121,778 shares of Company Common Stock. Mr. and Mrs. Dennis Hudson, Jr. and their children are also limited partners of Sherwood Partners. Mr. and Mrs. Hudson have transferred certain of their limited partnership interests into trusts for the benefit of their family members. Each of Dennis S. Hudson, Jr., Anne P. Hudson and Dennis S. Hudson, III, as general partners, may be deemed to share voting and investment power with the other general partners and each of them disclaims beneficial ownership with respect to such shares except to the extent described in the table under “Proposal 1 — Election of Directors”, which contains further information regarding their beneficial ownership.

(4)	Includes 821 shares held by Mrs. Hudson’s husband in the Company’s Profit Sharing Plan and 136,295 shares held jointly with Mrs. Hudson’s husband, as to which shares Mrs. Hudson may be deemed to share voting and investment power.

(5)	Includes 67,442 shares held by Mrs. Hudson’s husband, as to which shares Mrs. Hudson may be deemed to share voting and investment power.

(6)	Includes 11,400 shares held by Edward S. Barr (“Mr. Barr”) individually (or through retirement accounts for his benefit); 1,000 shares held by Mr. Barr’s spouse (or through retirement accounts for such spouse’s benefit); 4,500 shares owned by E. S. Barr & Company (“Barr & Company”), a registered investment advisor wholly-owned by Barr Holdings, LLC (“Barr Holdings”); 942,322 shares held in the aggregate in numerous accounts of Barr & Company, which has the shared power to direct the disposition of such shares; and 123,400 shares held in aggregate by entities (other than Barr Holdings and Barr & Company) which are affiliates of Mr. Barr. Mr. Barr is manager and majority equity holder in Barr Holdings and president and a director of Barr & Company. Mr. Barr disclaims beneficial ownership of any shares not held of record by him, his spouse or affiliates of Mr. Barr other than Barr & Company and Barr Holdings. The foregoing information is based solely upon a joint Schedule 13G/A dated February 14, 2009 and filed with the SEC by Mr. Barr, Barr Holdings and Barr & Company with respect to common stock held by each as of December 31, 2008.

(7)	Dimensional Fund Advisors, L.P. (“Dimensional”), a registered investment advisor, furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment advisor or manager, Dimensional possesses sole voting power as to 974,354 shares and dispositive power as to 1,009,872 shares reported, all of which are owned by the Funds. Dimensional disclaims beneficial ownership of all such securities. The information regarding Dimensional, including the number and percent of Common Stock beneficially owned, is based solely upon a Schedule 13G dated February 9, 2009 and filed by Dimensional with respect to Common Stock beneficially owned by Dimensional as of December 31, 2008.

(8)	On December 19, 2008, pursuant to the Purchase Agreement, the Company sold 2,000 shares of Series A Preferred Stock and the Warrant to acquire 1,179,245 shares of Common Stock to the Treasury for aggregate consideration of $50 million. The Warrant will expire on December 19, 2018. The shares of the Company’s Common Stock issuable upon exercise of the Warrant are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned and subject to anti-dilution. The exercise price is $6.36 per share. The Treasury agreed not to exercise voting rights with respect to any shares of Common Stock issued to it upon exercise of the Warrant.

PROPOSAL 2
APPROVAL OF AN AMENDMENT TO THE CORPORATION’S AMENDED AND RESTATED
ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK FROM 35 MILLION TO 65 MILLION SHARES
          On April 14, 2009, the Company’s Board of Directors unanimously approved a resolution recommending that Article IV of its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) be amended to increase the number of shares of our authorized Common Stock to 65 million shares from 35 million shares, subject to the approval of the Company’s shareholders. No change is being proposed to the authorized number of shares of the Company’s preferred stock, which will remain at 4 million shares.
The Common Stock Proposal
          The Common Stock Proposal would amend Section 4.01 of the Company’s Amended and Restated Articles of Incorporation to read in its entirety as follows with respect to total Shares authorized and to increase the total Shares of Common Stock authorized:
General. The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is 69,000,000 consisting of the following classes:

(1) 65,000,000 Shares of common stock, $.10 par value per share (“Common Stock”); and

(2) 4,000,000 Shares of preferred stock, $.10 par value per share (“Preferred Stock”).
No increase in shares of Preferred Stock is proposed.
Reasons for the Common Stock Proposal
          On December 19, 2008, the Company entered into a letter agreement and securities purchase agreement with the Treasury pursuant to the CPP where the Company agreed to issue and sell (i) 2,000 shares of the Company’s Series A Preferred Stock and (ii) a warrant to purchase 1,179,245 shares of Common Stock. The number of shares issuable upon exercise of the Warrant are also subject to anti-dilution adjustments. As of the record date, there were 35 million shares of Common Stock currently authorized for issuance under the Company’s current Articles of Incorporation, with approximately [          ] shares unissued and unreserved. Approximately [          ] shares were issued and outstanding and approximately [          ] were reserved for issuance upon the exercise of outstanding stock options, warrants and for future awards under stock-based compensation and stock purchase plans. Additionally, the Company may issue additional Common Stock to the public or private investors for additional capital. As a result, the current authorized but unissued and unreserved shares of Common Stock may be insufficient in the future. The proposed amendment would increase the number of authorized shares of Common Stock by [          ] shares. The Board of Directors has determined that the Common Stock Proposal is desirable and in the shareholders best interest, since it would provide us additional flexibility by increasing the authorized number of shares of Common Stock available from time to time for corporate purposes, including raising additional capital, acquisitions of other companies or their assets, stock dividends, stock splits and other distributions.
Effect of the Common Stock Proposal
          Adoption of the Common Stock Proposal would not affect the rights of the holders of currently outstanding Common Stock. If additional authorized shares of Common Stock or Securities convert into, are exchangeable or exercisable for shares of Common Stock are issued, our existing shareholder could, depending upon the price realized, experience dilution of earnings per share and voting rights. When and if additional shares of our Common Stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid.
          The Common Stock Proposal, if adopted, will ensure that the Company will continue to have an adequate number of authorized and unissued shares of Common Stock available for future use as described above.
Outstanding Capital Stock and Shares of Capital Stock Available for Issuance

	As of [ ]	Upon Effectiveness
of Amendment
Shares of Common Stock authorized
Shares of Common Stock issued and outstanding
Shares of Common Stock reserved for issuance
Shares of Common Stock available for future issuance
          The issuance of additional shares of Common Stock could be deemed under certain circumstances to have an anti-takeover effect where, for example, if the shares were issued to dilute the equity ownership and corresponding voting power of a stockholder or group of stockholders who may oppose the policies or strategic plan of the Company’s existing management. On this basis, the proposed increase in authorized shares could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company.
          This Proposal requires approval by the affirmative vote of no less than a majority of outstanding shares of Common Stock entitled to vote.
          The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3
APPROVAL OF AN AMENDMENT TO ARTICLE VII OF THE CORPORATION’S
ARTICLES OF INCORPORATION
          The Company’s Board of Directors unanimously has approved a resolution recommending that Article VII of the Company’s Articles of Incorporation be amended and restated, subject to the approval of the Company’s shareholders. The Company is asking you to approve this amendment.
The Proposal 3
          This Proposal seeks to:
          1. Narrow and clarify the scope of “Business Combination” and eliminate any requirements that the acquisition of 5% or more of the Company’s Common Stock is a “Business Combination” subject to board and shareholder approval;
          2. Delete the definition of a “Related Person” and that term wherever it is used;
          3. Remove the provisions related to fiduciary obligations of any “Related Person” due to the elimination of the concept of Related Person, although there is no intent to change applicable law;
          4. Clarify the provisions regarding a “Continuing Director” to provide that a person will be a “Continuing Director” when designated by a majority of the “Continuing Directors”;
          5. Delete the definition of “Independent Majority of Shareholders” and any requirement of a vote of shareholders in the case of a Business Combination by an “Independent Majority of Shareholders”;
          6. A Business Combination would only have to be approved by two-thirds of the whole Board of Directors and a majority of Continuing Directors, and a vote of shareholders as may be required by applicable laws and rules, and in all other cases by at least two-thirds of the Company’s outstanding voting securities voting separately as classes following any other Board approval.
          Article VII of our Articles of Incorporation, as proposed to be amended and restated, would read in its entirety as follows:
ARTICLE VII
PROVISIONS RELATING TO BUSINESS COMBINATIONS
          7.01 Definitions. The following defined terms are used in this Article VII and elsewhere in the Articles of Incorporation, and shall have the meanings specified below.
          7.01.1 An “Affiliate” of, or a Person “affiliated with”, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.
          7.01.2 The terms “Associate” or “associated with”, as used to indicate a relationship with any Person, mean:
          (1) Any corporation, organization or entity (other than the Corporation) of which such Person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;
          (2) Any trust or other estate in which such Person has a 10% or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity;

          (3) Any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person; or
          (4) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment adviser.
          7.01.3 A person shall be considered the “Beneficial Owner” of and shall be deemed to “beneficially own” any Shares of the Corporation (whether or not owned of record):
          (1) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such Shares of the Corporation and/or (ii) investment power, including the power to dispose of or to direct the disposition of such Shares of the Corporation;
          (2) Where such Person or any Affiliate or Associate of such Person has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange or purchase rights, warrants, options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time), any Shares of the Corporation; or
          (3) Which are Beneficially Owned within the meaning of subsections (1) or (2) of this Section 7.01.3 by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or verbal, formal or informal with respect to acquiring, holding, voting or disposing of any Shares of the Corporation or acquiring, holding or disposing of all or substantially all of the assets or businesses of the Corporation or a Subsidiary of the Corporation in one or a series of transactions that would be a Business Combination.
          For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article VII of the outstanding Voting Shares, such Shares shall be deemed to include any interest in Voting Shares which may be issuable, transferred or voted or disposed of pursuant to any agreement, trust, arrangement or understanding or upon the exercise of conversion rights, exchange or purchase rights, warrants, options or otherwise and which Voting Shares are deemed to be beneficially owned by such Person pursuant to the foregoing provisions of this Section 7.01.3.
          7.01.4 A “Business Combination” means:
          (1) The sale, exchange, lease, transfer, purchase and assumption (“P&A”) of assets and liabilities, or assumption of liabilities of the Corporation or any Subsidiary to or with another Person and/or any Affiliate or Associate of such Person or other disposition to or with any Person and/or any Affiliate or Associate of any such Person by the Corporation or any of its Subsidiaries (in a single transaction or in a series of related transactions), of all or substantially all of the Corporation’s consolidated assets and/or liabilities (including, without limitation, any securities issued by a Subsidiary and assets and liabilities of a Subsidiary);
          (2) Any merger, consolidation, share exchange or similar transaction (each, a “Merger”) of the Company; or any Merger of any Significant Subsidiary, into or with another Person, and, in the case of the Merger of a Significant Subsidiary, where, as a result of such Merger of a Significant Subsidiary of the Corporation, the Corporation does not own 100% of such Significant Subsidiary immediately following the transaction; and
          (3) Any reclassification of securities (including, without limitation, a reverse stock split), recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing other than pro rata with other Corporation shareholders, the proportionate amount of Voting Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned of any Person that is an Affiliate of the Corporation immediately before the transaction or of any Person who becomes an Affiliate of the Corporation immediately following such transaction, or the adoption of any plan or proposal of partial or complete liquidation, dissolution, spinoff, splitoff or splitup of the Corporation or any Subsidiary thereof.
          As used in this definition, a “series of related transactions” shall be deemed to include a series of transactions with the same Person considered together with all Affiliates and Associates of such Person.
          7.01.5 A “Continuing Director” means a member of the Board of Directors who either (i) was first elected as a director of the Corporation prior to March 1, 2002 or (ii) who was designated at the earliest of his nomination, election or appointment as a Continuing Director by a majority vote of the Continuing Directors.
          7.01.6 The term “Person” shall mean any individual, partnership, trust, firm, joint venture, corporation, group or other entity (other than the Corporation, any Subsidiary of the Corporation or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding, or disposing of shares of stock, such partnership, syndicate, association or group shall be deemed a “Person”.
          7.01.7 “Subsidiary” shall mean any corporation or other entity of which the Person in question owns not less than 50% of any class of equity securities, directly or indirectly, and “Significant Subsidiary” shall mean a Subsidiary that also meets the tests for a “significant subsidiary” under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).
          7.01.8 “Voting Shares” means all Shares of the Corporation entitled to vote generally in the election of Corporation directors.
          7.01.9 “Whole Board of Directors” means the total number of directors that the Corporation would have if there were no vacancies.
          7.01.10 Certain Determinations With Respect to Article VII. A majority of the Whole Board of Directors shall have the power to determine for the purposes of this Article VII on the basis of information known to them, including (i) the number of Voting Shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another Person, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of “Beneficial Owner” as hereinabove defined, (iv) whether two or more transactions constitute a “series of related transactions” as hereinabove defined and (vi) all such other matters with respect to which a determination is required under this Article VII.
          7.02 Approval of Business Combinations.
          7.02.1 Votes Required. Whether or not a vote of the Corporation’s shareholders is otherwise required in connection with the transaction, neither the Corporation nor any of its Subsidiaries shall complete any Business Combination without the prior affirmative vote at a meeting of the Corporation’s shareholders as to all shares owned by the holders of not less than a two-thirds (66 2/3%) of the Corporation’s outstanding Voting Shares, voting separately as classes.
          The affirmative vote required by this Section is in addition to the vote of the holders of any class or series of Corporation Shares otherwise required by law, these Articles of Incorporation, including, without limitation, any resolution or amendment to these Articles of Incorporation which has been adopted by the Board of Directors providing for the issuance of a class or series of Shares. Such favorable votes shall be in addition to any shareholder vote which would be required without reference to this Section

7.02.1 and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or elsewhere in these Articles of Incorporation, the Corporation’s Bylaws or otherwise.
          7.02.2 Votes Required upon Certain Board Approvals. The provisions of Section 7.02.1 shall not apply to a particular Business Combination, and such Business Combination shall require only such shareholder vote (if any) as would be required without reference to Section 7.02.1, if such Business Combination is (i) approved and recommended to the shareholders by the affirmative vote of two-thirds (66 2/3%) of the Whole Board of Directors of the Corporation and (ii) a majority of the Continuing Directors.
          7.03 Evaluation of Business Combinations, etc. In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating an actual or proposed Business Combination, a tender or exchange offer, a solicitation of options or offers to purchase or sell Corporation Shares by another Person, or a solicitation of proxies to vote Corporation Shares by another Person, the Corporation’s Board of Directors, in addition to considering the adequacy and form of the consideration to be paid in connection with any such transaction, shall consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction or proposal on the Corporation and its Subsidiaries, its and their employees, depositors, loan and other customers, creditors and the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial condition, and the earnings and business prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (iii) the competence, experience, and integrity of the Person and their management proposing or making such actions; (iv) the prospects for a successful conclusion of the Business Combination prospects; and (v) the Corporation’s prospects as an independent entity. This Section 7.03 shall not be deemed to provide any constituency the right to be considered by the Board of Directors in connection with any transaction or matter.
Reasons for the Proposal
          The current Article VII of the Articles of Incorporation contains ambiguities, and while intended to allow the Company’s Board of Directors and shareholders to vote on “creeping” acquisitions of Company Common Stock by persons seeking control of the Company or engaging in significant corporate transactions, such as mergers, consolidations, purchases and acquisitions, share exchanges, sales, leases, exchanges or other transfers of all or substantially all of the assets of the Company or any subsidiary, spinoffs, splitoffs, splitups, liquidations or dissolutions, or any transaction having a similar effect (“Significant Transactions”) without paying a premium. This Article could have the undesirable and unintended effect of discouraging or preventing, without action by supermajority votes of our Board of Directors and our shareholders, persons who are not seeking control but who are willing to make significant investments in market purchases or from the Company in our Common Stock and other securities convertible into or exchangeable for our Common Stock. This is not the intended result nor how our Board of Directors has interpreted or administered this provision and Article VII, generally. Further, even though the Board of Directors has great discretion in interpreting and administering the provisions of Article VII of the Articles of Incorporation regarding Business Combinations, the Board of Directors believes that the existing provisions could discourage new investors and investments in the Company, whether in the markets or in the case of newly issued securities to the possible detriment of our shareholders, generally. This is especially true in the current environment where capital, especially “tangible common equity” is especially important, and may be needed in light of the recession’s continuing effects in our markets and upon our borrowers.
          The Board of Directors believes that simplifying the Business Combination provisions of Article VII will promote potential investment in the Company by eliminating ambiguity and uncertainty as to their effect and the limitations on any significant investor. The Company’s Board of Directors, including affirmative votes of two-thirds of the whole Board of Directors and a majority of the Continuing Directors would be required for any Business Combination, unless the proposed Business Combination receives a two-thirds vote of the Corporation’s outstanding voting securities voting separately as classes. The revised provisions will permit the Company to engage in acquisitions approved by the Board of Directors, without the delay, cost and uncertainty of having a shareholder vote, except where a shareholder vote is required by corporate law or Nasdaq rules. The Board of Directors can evaluate and make recommendations to the shareholders, which may or may not result in a supermajority vote in the case of other Business Combinations.
Effects of the Proposal
          Adoption of this Proposal would permit investors to clearly purchase in the markets, negotiated transactions or otherwise, shares of Common Stock and securities convertible into or exchangeable for 5% or more of our outstanding Common Stock without any uncertainty as to whether Article VII of our Articles of Incorporation or our Board of Directors would require supermajority votes of the Board of Directors and of our existing shareholders to approve such holdings, and generally without specific limitations on Significant Transactions with persons or who are or who would become related persons. Specified disproportionate reclassifications of our securities will continue to be Business Combinations subject to Article VII, if these would result in a benefit disproportionate to our other shareholders or to any of our “affiliates” (generally directors, executive officers and 10% or greater shareholders).
          The Proposal, if adopted, will eliminate ambiguity and create greater certainty among our existing and potential investors, and we believe will promote shareholder value. We also believe this will facilitate our raising additional capital timely as needed.
          We believe that clearly limiting Article VII as provided above will provide appropriate charter protections to our shareholders and the Company from unsolicited, hostile takeover attempts, which are costly and detract from the Company’s efforts to serve its communities pursuant to its successful, long-term plan, and to thereby best serve Company shareholders. Takeovers or changes in the management of the Company which are proposed and effected without prior consultation and negotiation with the Company’s Board of Directors are not necessarily detrimental to the Company and its shareholders. However, the Company’s Board believes that the benefits of continuing to protect your Board of Directors’ ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company continue to outweigh the possible disadvantages of discouraging such proposals, especially at the levels that our Common Stock and the stocks of other financial services companies are trading currently. The proposed amendment would continue to permit the Company to engage in mergers, acquisitions and other Significant Acquisitions, dispositions of branches of less than all or substantially all the Company’s businesses, without a shareholder vote, without respect to whether the other party to the transaction is a “related person” or not.
          Although Article VII has not adversely affected our ability to raise capital to date, it has the potential to do so, especially in the currently uncertain and difficult markets. We believe that the Proposal will avoid any ambiguity that could cause our securities to be less attractive in the markets or to investors in securities that we may issue, subject to normal approvals of our Board of Directors. Any issuance of additional shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock, including in Significant Transactions, could be deemed under certain circumstances to have an anti-takeover effect, for example, where such shares or securities convertible into or exchangeable for shares of our Common Stock were issued to dilute the equity ownership and corresponding voting power of a stockholder or group of stockholders who may oppose the policies or strategic plan of the Company’s existing management. On this basis, this Proposal, could enable the Board of Directors to discourage or increase the difficulty of person seeking to obtain control of the Company that was not favored by the Board of Directors.
          Following approval of this Proposal, the Company will remain subject to Nasdaq listing rules, which generally require approval by our shareholders for any issue by the Company, other than in a public offering, of shares of Common Stock or securities convertible into or exercisable for 20% or more of our

Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of the book value or market value of the Common Stock.
          This Proposal requires approval by the affirmative vote of no less than 66 2/3% of votes of all of the shares of Common Stock in person or by proxy at the Meeting and the affirmative vote of an Independent Majority of Shareholders, which excludes shares of Common Stock that are beneficially owned by “Related Persons” under current Article VII of our Articles of Incorporation. Related Persons are determined by our Board of Directors and may include a person who is the beneficial owner as of the Record Date of 5% or more of the Company voting shares, or any person who is directly or indirectly controlling, controlled by or under common control with, the Company and at any time within five years preceding the Record Date was beneficial owner of 5% or more of the Company’s then outstanding shares of Common Stock, other than persons who owned 5% or more of the Company voting shares prior to March 1, 2003. However, our Board of Directors has made no determination that any shareholder as of the Record Date for the Meeting is a Related Person. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
          The Board of Directors unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4
APPROVAL OF AN AMENDMENT TO ARTICLE X OF THE CORPORATION’S
ARTICLES OF INCORPORATION
          The Company’s Board of Directors unanimously has approved a resolution recommending that Article X of the Company’s Articles of Incorporation be amended and restated, subject to the approval of the Company’s shareholders. The Company is asking you to approve this amendment.
The Proposal 4
          This proposal seeks to delete the reference to the term of “Independent Majority of Shareholders” due to the elimination of such term under Proposal 3.
          Article X of our Articles of Incorporation, as proposed to be amended and restated, would read in its entirety as follows:
The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute or these Articles, and all rights conferred upon shareholders herein are granted subject to this reservation. These Articles of Incorporation may be amended as provided by law; provided, however, that the affirmative vote of the holders of two-thirds (66 2/3%) of all of the Voting Shares outstanding and entitled to vote, voting as classes, if applicable, shall be required to approve any change of Articles VI, VII, IX and X of these Articles of Incorporation.
Reasons for the Proposal
          The Board of Directors believes that it is in the best interests of the Company and its shareholders to allow all the shareholders, regardless of whether they are “Related Persons” or not, to vote on the future amendment and changes to Articles VI, VII, IX and X of the Articles of Incorporation. The current Articles of Incorporation requires a vote of “Independent Majority of Shareholders,” in addition to a supermajority vote of all voting securities to approve any changes to those important articles of the Articles of Incorporation. Such requirement may have undesirable and unintended effect of discouraging or preventing people who are not seeking control but who are willing to make significant investments in the Company’s Common Stock or other securities convertible into or exchangeable for our Common Stock of having their votes not counted, if they are “Related Persons” or not part of an “Independent Majority of Shareholders” by excluding some of the investors or potential investors from “Independent Majority of Shareholders.”
          The Board of Directors also realized the interpretation of “Related Persons” and “Independent Majority of Shareholders” would create ambiguities, uncertainties and unnecessary delay in the case of future amendment to the Articles VI, VII, IX and X of Articles of Incorporation, and has recommended the deletion of the terms “Related Persons” and “Independent Majority of Shareholders” in Proposal 3 above, which, if adopted, would make the term “Independent Majority of Shareholders” in Article X meaningless and ambiguous.
Effects of the Proposal
          Adoption of this Proposal would permit the Company’s shareholders, by the affirmative vote of no less than 66 2/3% of votes of all shares that are entitled to vote, to make changes to Articles VI, VII, IX and X of Articles of Incorporation without any uncertainties without specific limitations on shareholders who are or who would become “Related Persons.”
          This Proposal requires approval by the affirmative vote of no less than 66 2/3% of votes of all of the shares of Common Stock in person or by proxy at the Meeting and the affirmative vote of an Independent Majority of Shareholders, which excludes shares of Common Stock that are beneficially owned by “Related

Persons” under current Article VII of our Articles of Incorporation. Related Persons are determined by our Board of Directors and may include a person who is the beneficial owner as of the Record Date of 5% or more of the Company voting shares, or any person who is directly or indirectly controlling, controlled by or under common control with, the Company and at any time within five years preceding the Record Date was beneficial owner of 5% or more of the Company’s then outstanding shares of Common Stock, other than persons who owned 5% or more of the Company voting shares prior to March 1, 2003. However, our Board of Directors has made no determination that any shareholder as of the Record Date for the Meeting is a Related Person. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the Proposal has received sufficient votes for approval.
          The Board of Directors unanimously recommends a vote “FOR” Proposal 4.

PROPOSAL 5
AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN
TO INCREASE THE SHARES RESERVED FOR THE PLAN
          The Company currently maintains the Employee Stock Purchase Plan (“Purchase Plan”) which offers employees of the Company and its subsidiaries a convenient way to purchase shares of Seacoast stock at a discount or with a contribution from the Company and provide an incentive for continued employment. The Purchase Plan is an important part of the company’s total incentive program and its effort to attract and retain qualified employees. As of April 20, 2009, there were ______ shares of Common Stock remaining available for purchase under the Purchase Plan.
          The Purchase Plan was originally adopted by the Board of Directors in October 1988 and approved by the Company’s shareholders in April 1989. In January 1990 and July 2004, the Company amended the Purchase Plan twice to clarify certain terms of the Purchase Plan.
          On November 18, 2008, the Board of Directors adopted a resolution to further amend, subject to approval by the shareholders at the Annual Meeting, Section 2 of the Purchase Plan to increase the number of shares of Common Stock that are authorized and reserved for issuance under the Purchase Plan from 330,000 shares (as adjusted under the anti-dilution provision) to 730,000 shares. By increasing the number of shares authorized and reserved for issuance under the Purchase Plan, the Company will be able to continue to provide this benefit to new and existing employees.
          A summary of the Purchase Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the proposed amended and restated Purchase Plan, as amended by the Board of Directors’ resolution for which shareholder approval is sought under this Proposal, which is filed as Exhibit B (incorporating Amendments 1 and 2 to the Purchase Plan) attached to this proxy statement.
Administration
          The Purchase Plan is currently administered by the Salary and Benefits Committee, a committee of the Board of Directors. This committee, acting as Plan Administrator, has full authority to interpret the Purchase Plan, to prescribe, amend and rescind rules and regulations relating to this Purchase Plan, and to make all other determinations necessary or advisable in administering this Purchase Plan. All expenses incurred in the purchase of shares of Common Stock from the Company or in the open market under this Purchase Plan shall be paid by the Company.
Securities Subject to the Purchase Plan
          Including the 400,000 share increase for which shareholder approval is sought under this Proposal, 730,000 shares of Common Stock will be reserved for issuance over the term of the Purchase Plan, subject to further anti-dilution adjustments. The number of shares reserved for the Purchase Plan may be adjusted proportionally to avoid any dilution in the event of any stock dividend or stock split with respect to the shares of Common Stock, or reclassification or similar change in the Common Stock. Shares of Common Stock subject to this Purchase Plan may, at the election of the Company, be acquired by the Company or its agent through purchases in the open market, from the Company’s treasury or through original issuances of authorized shares for such purpose.
Eligibility and Participation
          Currently, all employees of the Company, or of any existing or future subsidiaries of the Company designated by the Plan Administrator on or after the effective date of this Purchase Plan, are eligible to participate in the Plan (“Eligible Employees”). The following individuals are not considered Eligible Employees: (i) any director, honorary director or advisory director of the Company or any subsidiary of the Company who is not an employee of the Company; (ii) a worker employed by an organization which hires its own employees and assigns them to the Company to support or supplement the Company’s work; (iii) an employee who immediately after the participation, would own directly or indirectly shares of the capital stock of the Company representing 5% or more of the total combined voting power or value of all classes of shares of capital stock of the Company or any parent or subsidiary corporation of the Company; or (iv) and employee who has, during the calendar year, purchased stock under the Purchase Plan and under any other employee stock purchase plan of the Company with an aggregate Fair Market Value (as defined below) equal to or exceeding $25,000.
          As of April 20, 2009, [_______] shares of Common Stock had been issued under the Purchase Plan, and [_______] shares would be available for future issuance, excluding the 400,000 share increase under this Proposal. As of March 31, 2009, the Company estimates that approximately [_______] employees, including [_______] executive officers, were eligible to participate in the Purchase Plan.
Participation and Withdrawal
          Each Eligible Employee may elect to participate in the Purchase Plan effective as the first day of any month following the Eligible Employee’s [last date of hire by the Company] (the “Enrollment Date”) by delivering to the Company’s payroll department no later than 15 days prior to the Enrollment Date a signed enrollment form authorizing salary deduction for purchases under the Purchase Plan. The salary deduction may be specified as a dollar amount or a percentage of the employee’s regular salary, but may not exceed 5% of his or her regular salary. A participant may at any time withdraw from the Purchase Plan and cease to be a participant in the Purchase Plan by delivering written notice within 15 days of the effective date of the withdrawal to the Company’s payroll department. A participant may increase or decrease the amount of the employee’s payroll deduction by filing a new enrollment form with the Company’s payroll department.
Purchase Price
          The Common Stock purchased under the Purchase Plan will be purchased on the Investment Date, which is the last trading date of each month. With respect to treasury shares or shares of the Company’s Common Stock originally issued by the Company to the Purchase Plan, the purchase price of such shares will be 95% of the Fair Market Value, which is defined as closing sale price of the Company’s Common Stock on Nasdaq on the Investment Date or the next preceding trading day if the Common Stock is not traded on the purchase date. The purchase price of the Common Stock to be acquired in the open market will be the Fair Market Value. However, if shares are to be purchased in the open market, the Company will make contributions to such employee’s contribution account on the Investment Date equal to 5.263% of the amounts contributed by the employee so that the effective purchase price remains 95% of the Fair Market Value. Notwithstanding the foregoing, in no event may the purchase price be less than the par value of the Common Stock, which is $0.10.
          On April 20, 2009, the Fair Market Value of Common Stock on Nasdaq was $[_______] per share.
Rights as Shareholder
          Each employee participating in the Plan will be a beneficial owner of shares purchased by him or her in the Plan. Any cash dividends paid by the Company with respect to the whole shares of Common Stock in the employee’s plan stock account will be reinvested automatically in additional whole shares of Common Stock and such additional shares will be added to the same stock account. Each participant will have the right twice a year to (a) obtain a certificate for the number of shares of the Company’s Common Stock credited to a participating employee’s stock account; or (b) direct that any whole shares of the Company’s Common Stock be sold and that the proceeds, less expenses of sales be remitted to such employee, in each event such stock account shall be reduced by such number of shares. The participants will receive any and all information that is disseminated to the Company’s other shareholders, including a proxy to vote any shares in the stock account. However, the employees may only vote such shares by proxy. No right or interest of any participating employee under the Purchase Plan may be assigned or transferred, except by will or according to the laws of descent and distribution and no rights under the Purchase Plan may be exercised by any person other than the participating employee during the lifetime of such employee.

Certain Federal Income Tax Effects
          The following is a summary of the principal United States Federal income taxation consequences to the Company and participants subject to U.S. taxation with respect to participation in the Purchase Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.
          The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.
          If a participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the purchase period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the Fair Market Value of the shares on the purchase date exceeded the purchase price paid for those shares, and Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.
          If a participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the purchase period in which the shares were acquired and more than one (1) year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the Fair Market Value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the Fair Market Value of the shares on the participant’s entry date into that purchase period. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.
          If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the Fair Market Value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the Fair Market Value of the shares on his or her entry date into the purchase period in which those shares were acquired.
Amendment and Termination
          The Purchase Plan will terminate on the Investment Date when the participating employees become entitled to purchase a number of shares of Common Stock greater than the number of reserved shares remaining available for purchase.
          The Board of Directors may also at any time alter, suspend or discontinue the Purchase Plan. However, the Board of Directors may not, without shareholder approval, (i) increase the number of shares issuable under the Purchase Plan, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.
Benefits to Named Executive Officers and Others
          The table below shows, as to each of the Company’s executive officers named in the 2008 Summary Compensation Table of the Executive Compensation section of this Proxy Statement and the various indicated groups, the number of shares of Common Stock purchased under the Purchase Plan during the 2008 fiscal year, together with the weighted average purchase price paid per share.

Employee Stock Purchase Plan Transactions

	Number of	Weighted Average
Name and Position	Purchased Shares	Purchase Price

Dennis S. Hudson, III*	—	—

Chairman & Chief Executive Officer of Seacoast and the Bank	—	—

William R. Hahl Executive Vice President & Chief Financial Officer of Seacoast and the Bank	—	—

A. Douglas Gilbert President & Chief Operating & Credit Officer of Seacoast, Vice Chairman & Chief Credit Officer of the Bank	237	$9.69

O. Jean Strickland Senior Executive Vice President of Seacoast and President & Chief Operating Officer of the Bank	46	$10.62

H. Russell Holland, III Executive Vice President & Chief Banking Officer of Seacoast and the Bank

All current executive officers as a group (2 persons)	283	$9.84

All current directors other than executive officers as a group (0 persons)	—	—

All participating employees, including current officers who are not executive officers, as a group (271 persons)	35,987	$8.54

*	Dennis S. Hudson, III is ineligible to participate in the Employee Stock Purchase Plan as long as he possesses more than 5% of total combined voting power of the Company.
          The benefits to be received by the Company’s executive officers, directors and employees as a result of the proposed amendment and restatement of the Purchase Plan are not determinable, since the amounts of future purchases by participants are based on elective participant contributions. No purchase rights have been granted, and no shares of Common Stock have been issued, with respect to the 400,000 share increase for which shareholder approval is sought under this Proposal.
          Proposal 5 will amend Section 2 of the Purchase Plan to read in its entirety as follows:
“2. SHARES RESERVED FOR THE PLAN
          There shall be made available for purchase by employees under this Plan an aggregate of 730,000 shares of Common Stock, subject to adjustment as provided in Section 10 of this Plan. Shares of Common Stock subject to this Plan may, at the election of the Company, be acquired by the Company or its agent through purchases in the open market, from the Company’s treasury or through original issuances of authorized shares for such purpose.”
          This Proposal requires approval by the affirmative vote of a majority of votes cast at the Meeting.
          The Board of Directors unanimously recommends a vote “FOR” Proposal 5.

PROPOSAL 6
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
          As a participant in the TARP CPP, we are required to include in this Proxy Statement and present at the Meeting a non-binding shareholder vote to approve the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC. This Proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in this Proxy Statement. The Proposal will be presented at the Meeting in the form of the following resolution:
          RESOLVED, that the holders of Common Stock of the Company approve the compensation of the Company’s executives as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Company’s Proxy Statement for the Annual Meeting.
          As provided under ARRA, this vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board of Directors. Nor will it affect any compensation paid or awarded to any executive. The Salary and Benefits Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.
          The purpose of our compensation policies and procedures is to attract and retain experienced, qualified talent critical to our long-term success and enhancement of shareholder value. Seacoast’s Board of Directors believes that our compensation policies and procedures achieve this objective.
          The Board of Directors unanimously recommends a vote “FOR” Proposal 6.

PROPOSAL 7
ADJOURNMENT OF THE ANNUAL MEETING
          Proposal 6 would give the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days if there are not sufficient shares voted at the Meeting, in person or by proxy, to approve Proposals 2, 3, 4 and 5.
          If the Company desires to adjourn the Meeting, the presiding officer at the Meeting will request a motion that the Meeting be adjourned for up to 120 days with respect to Proposals 2, 3, 4 and 5 (and solely with respect to Proposals 2, 3, 4 and 5 provided that a quorum is present at the Meeting), and no vote will be taken on those proposals at the originally scheduled Meeting. Unless revoked prior to its use, any proxy solicited for the Meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for Proposals 2, 3, 4 and 5.
          Approval of this Proposal will allow the Company, to the extent that shares voted by proxy are required to approve a proposal to adjourn the Meeting, to solicit additional proxies to determine whether sufficient shares will be voted in favor of or against Proposals 2, 3, 4 and 5. If the Company is unable to adjourn the Meeting to solicit additional proxies, Proposals 2, 3, 4 and 5 may fail, not because shareholders voted against the proposals, but rather because there were not sufficient shares represented at the Meeting to approve Proposals 2, 3, 4 and 5. The Company has no reason to believe that an adjournment of the Meeting will be necessary at this time.
          This Proposal requires approval by the affirmative vote of a majority of votes cast at the Meeting.
          The Board of Directors unanimously recommends a vote “FOR” Proposal 7.

INDEPENDENT AUDITORS
          The Audit Committee, acting pursuant to authority delegated to it by the Board of Directors, appointed KPMG LLP, an independent registered certified public accounting firm, as independent auditors for Seacoast and its subsidiaries for the fiscal year ending December 31, 2008. KPMG LLP’s report on Seacoast’s consolidated financial statements for the fiscal year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. KPMG LLP’s report on Seacoast’s internal control over financial reporting expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. KPMG LLP has advised Seacoast that neither the firm nor any of its partners has any direct or material interest in Seacoast and its subsidiaries except as auditors and independent certified public accountants of Seacoast and its subsidiaries.
          The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by KPMG LLP during these years.

	2007	2008

Audit Fees (1)	$572,500	$550,000
Audit-Related Fees (2)	$30,000	$25,000
Tax Fees (3)	$34,000	$38,000
All Other Fees (4)	$15,300	$0

(1)	Includes the aggregate fees billed by KPMG LLP for professional services and expenses rendered for the audit of the Company’s consolidated financial statements, reviews of consolidated financial statements included in the Company’s Forms 10-Q filed during the respective fiscal year, and audit of the Company’s internal control over financial reporting.

(2)	Includes the aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services primarily relate to the audit of the broker-dealer subsidiary of the Bank.

(3)	Includes the aggregate fees billed by KPMG LLP for preparation of the Company’s federal, state and fiduciary tax returns.

(4)	Includes the aggregate fees billed by KPMG LLP for professional services performed in connection with the Company’s filing of certain registration statements and the related issuance of SEC consents.
          Representatives of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm, if they so desire, and will also be available to respond to appropriate questions from shareholders.
Pre-Approval Policy
          Under the Audit Committee’s Charter, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit-related and non-audit services to be provided by the independent auditors. All services set forth above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were approved by the Company’s Audit Committee pursuant to SEC Regulation S-X Rule 2.01(c)(7)(i).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and persons beneficially owning more than 10 percent of the Company’s Common Stock are required to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of such reports and written representations from the reporting persons, the Company believes that, during and with respect to fiscal 2008, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10 percent of its Common Stock were complied with in a timely manner, with the following exceptions:
          The exercise of stock options by O. Jean Strickland on May 14, 2008, which resulted in the acquisition of 18,100 shares of Common Stock, was inadvertently reported late on the Form 5 filed on February 11, 2009. The Company believes that the Form 5 filed on February 11, 2009 reflects her current holdings.
          The Form 5 for Jeffrey S. Furst filed on February 13, 2009 reported the acquisition of 1,855.5 shares of Common Stock on March 13, 2008 and the disposition of 4,000 shares of Common Stock on December 19, 2008. Both of these transactions should have been reported earlier on Form 4. The Company believes that the Form 4 filed on March 10, 2009 reflects his current holdings.
          The Form 5 for Edwin E. Walpole, III filed on February 13, 2009 reported the disposition of 4,800 shares of Common Stock on January 15, 2008. This transaction should have been reported earlier on Form 4. The Company believes that the Form 5 filed on February 13, 2009 reflects his current holdings.
          The Form 4 for A. Douglas Gilbert filed on November 3, 2008, which reported the disposition of 24,300 shares of Common Stock on October 29, 2008, was inadvertently filed late. The Company believes that the Form 4 filed on February 10, 2009 reflects his current holdings.
SHAREHOLDER PROPOSALS FOR 2010
          To be considered for inclusion in the Company’s Proxy Statement and Proxy for the 2010 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices no later than December 30, 2009, which is 120 calendar days before the one-year anniversary of this Proxy Statement. Any shareholder proposal not received at the Company’s principal executive offices by March 15, 2010, which is 45 calendar days before the one-year anniversary of the date the Company mailed this Proxy Statement to shareholders, will be considered untimely and, if presented at the 2010 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the 1934 Act.
OTHER MATTERS
          Management of Seacoast does not know of any matters to be brought before the Meeting other than those described above. If any other matters properly come before the Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.

OTHER INFORMATION
Proxy Solicitation Costs
          The cost of soliciting Proxies for the Meeting will be paid by Seacoast. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, Seacoast will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock; such holders, after inquiry by Seacoast, will provide information concerning quantities of proxy materials and 2008 Annual Reports to Shareholders needed to supply such information to beneficial owners, and Seacoast will reimburse them for the reasonable expense of mailing proxy materials and 2008 Annual Reports to such persons. Seacoast may retain other unaffiliated third parties to solicit proxies and pay reasonable expenses and charges of such third parties for their services.
Annual Report on Form 10-K
          Upon the written request of any person whose Proxy is solicited by this Proxy Statement, Seacoast will furnish to such person without charge (other than for exhibits) a copy of Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, P.O. Box 9012, Stuart, Florida 34995.
By Order of the Board of Directors,

DENNIS S. HUDSON III
Chairman & Chief Executive Officer
April 29, 2009

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Exhibit A
Amended and Restated Employee Stock Purchase Plan

2

SEACOAST BANKING CORPORATION OF FLORIDA
PROPOSED AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN
1.	PURPOSE AND EFFECT

The purpose of the Seacoast Banking Corporation of Florida Employee Stock Purchase Plan (the “Plan”) is to encourage and enable employees of Seacoast Banking Corporation of Florida (the “Company”) and any designated subsidiaries of the Company to acquire proprietary interests in the Company through ownership of the Company’s $.10 par value Class A common stock (the “Common Stock”). The Company believes that employees who participate in this Plan will have a closer identification with the Company and greater motivation to work for the Company’s success by virtue of their ability as shareholders to participate in the Company’s growth and earnings. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 (“Section 423”) of the Internal Revenue Code of 1986 (the “Code”), as now in effect or hereafter amended, and this Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of such Section 423.

2.	SHARES RESERVED FOR THE PLAN

There shall be made available for purchase by employees under this Plan an aggregate of 730,000 shares of the Common Stock, subject to adjustment as provided in Section 10 of this Plan. Shares of Common Stock subject to this Plan may, at the election of the Company, be acquired by the Company or its agent through purchases in the open market, from the Company’s treasury or through original issuances of authorized shares for such purpose.

3.	ADMINISTRATION OF THE PLAN

This Plan shall be administered, at the expense of the Company, by the Salary and Benefits Committee of the Board of Directors of the Company, which shall be designated the “Committee” for purposes of this Plan. The Committee may request advice or assistance or employ such other persons as may be necessary for the proper administration of this Plan. Subject to the express provisions of this Plan, the Committee shall have the authority to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable in administering this Plan. All of such determinations shall be final and binding upon all persons unless otherwise determined by the Board of Directors of the Company.

4.	ELIGIBILITY

(a)	All employees of the Company, or of any existing or future subsidiaries of the Company designated by the Committee on or after the effective date of this Plan, shall be eligible to participate in the Plan (‘Eligible Employees’). The following individuals shall not be considered Eligible Employees: (i) any director, honorary director or advisory director of the Company or any subsidiary of the Company who is not an employee of the Company; and (ii) a worker employed by an organization which hires its own employees and assigns them to the Company to support or supplement the Company’s work force in situations such as employee absences, temporary skill shortages, seasonal workload conditions, and special assignments and projects.

(b)	An employee of the Company who would otherwise be an Eligible Employee under paragraph 4(a) above shall not be eligible to participate in the Plan so long as and to the extent that such employee:

(i)	on the first day of any month, would own directly or indirectly (using the attribution rules of Code Section 424(d)) shares of the capital stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any parent or subsidiary corporation of the Company; or

(ii)	has, during the calendar year, purchased stock under the Plan and under any other employee stock purchase plan then maintained by the Company or any parent or subsidiary corporation of the Company having an aggregate Fair Market Value (as defined in Section 6 below) equal to or exceeding $25,000.
5.	PARTICIPATION AND WITHDRAWAL

(a)	Each Eligible Employee may elect to participate in this Plan effective as the first day of any month following the Eligible Employee’s last date of hire by the Company (the “Enrollment Date”) by delivering to the Company’s Payroll Department no later than 15 days prior to the Enrollment Date a signed Enrollment Form authorizing:
(i)	a specified dollar deduction (not to be less than $10.00 or to exceed 5%) from the Eligible Employee’s regular salary (excluding overtime, bonuses, commissions, salary deferrals under a 401(k) plan, and other special compensation); or

(ii)	a specified percentage deduction (not to be less than 1% or more than 5%) from the Eligible Employee’s regular salary (excluding overtime, bonuses, commissions, salary deferrals under a 401(k) plan, and other special compensation) paid by the Company to the Eligible Employee.
Notwithstanding the foregoing, in no event may an Eligible Employee subscribe for and purchase under the Plan more than 10,000 shares of Common Stock for a single month, subject to adjustment as provided in Section 10 of this Plan. Eligible Employees who elect to participate in this Plan are hereinafter referred to as “Participating Employees.”

(b)	[Reserved]

(c)	A Participating Employee may at any time withdraw from the Plan and cease to be a Participating Employee in the Plan by delivering written notice within 15 days of the effective date of the withdrawal to the Company’s Payroll Department. An Employee who has ceased to be a Participating Employee may not again become a Participating Employee until he delivers an Enrollment Form to the Company’s payroll office no later than 15 days prior to the next Enrollment Date. A Participating Employee may increase or decrease the amount of the Employee’s payroll deduction by filing a new Enrollment Form with the Company’s Payroll Department at least 15 days prior to the next Enrollment Date which shall become effective on the first payroll date beginning after receipt of the Enrollment Form by the Company’s Payroll Department. An increase or decrease in the Employee’s payroll deduction may not be made more than once during any calendar month.

6.	PURCHASE PRICE

The purchase price (“Purchase Price”) for each whole and fractional share of Common Stock purchased under this Plan, including shares purchased by dividend reinvestment, shall be:

(a)	with respect to treasury shares or shares of Common Stock originally issued by the Company to the Plan, in an amount equal to ninety-five percent (95%) of the Fair Market Value of such whole shares on the Investment Date, or, if the Common Stock is not traded on such day, on the next preceding day on which the Common Stock was traded, with “Fair Market Value” defined for purposes of this paragraph (a) as the closing sale price per share of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System or any exchange on which the Common Stock is then listed; and

(b)	with respect to shares of Common Stock to be acquired in the open market on an Investment Date, or, if the Common Stock is not traded on such day, on the next succeeding day on which the Common Stock is traded, equal to the Fair Market Value of such whole shares on such day, with Fair Market Value defined for purposes of this paragraph (b) as the actual per share purchase price of such shares on the NASDAQ National Market System or other exchange on which the Common Stock is then listed.

Notwithstanding the foregoing, in no event may the Purchase Price be less than the par value of the Common Stock.

7.	METHOD OF PURCHASE AND STOCK ACCOUNTS

(a)	The last business day of each month shall be an “Investment Date” under this Plan. Each Participating Employee having eligible funds in the Participating Employee’s Contribution Account on an Investment Date shall be deemed, without any further action, to have exercised the right to purchase the number of whole shares of Common Stock which the funds in the Participating Employee’s Contribution Account could purchase at the Purchase Price on such Investment Date. Fractional shares shall not be purchased under the Plan. If such shares are to be purchased from the Company’s treasury or through issuances of newly issued stock, the Plan will purchase on the Investment Date the number of whole shares of Common Stock which could be purchased by the funds contained in such Participating Employee’s Contribution Account at a per share Purchase Price as defined in paragraph 6(a) above. If the shares are to be purchased in the open market, the Plan will contribute to the Contribution Account maintained for each Participating Employee on each Investment Date with respect to which shares of Common Stock will be purchased in the open market, a cash amount equal to the product of .05263 multiplied by the amount contained in the Contribution Account, and will purchase on the Investment Date (or, if the Common Stock is not traded on the Investment Date, on the next succeeding day on which the Common Stock is traded) the number of whole shares of Common Stock which could be purchased by the funds contained in such Participating Employee’s Contribution Account at a per share Purchase Price as defined in paragraph 6(b) above. All whole shares purchased (rounded to the nearest ten thousandth) shall be maintained by the Company in separate Stock Accounts for each Participating Employee.

(b)	Any and all cash dividends paid with respect to the whole shares of Common Stock held in a Participating Employee’s Stock Account shall be held by the Company without interest and shall be automatically reinvested on the next Investment Date in shares of Common Stock as provided under paragraph (a) above. The whole shares of Common Stock so purchased shall be added to the shares held for each Participating Employee in the Participating Employee’s Stock Account.

(c)	As soon as practicable after each Investment Date, each Participating Employee shall receive a statement confirming the purchase of shares of Common Stock for the Participating Employee’s Stock Account and indicating the date of purchase, the number of shares purchased, the Purchase Price for such shares and the cumulative total number of shares credited to the Participating Employee’s Stock Account after such purchase.

(d)	All expenses incurred in the purchase of shares of Common Stock from the Company or in the open market under this Plan shall be paid by the Company.

8.	RIGHTS AS SHAREHOLDER

(a)	Each Participating Employee shall have the right twice per calendar year to obtain a certificate for the number of whole shares of Common Stock credited to such Participating Employee’s Stock Account, in which event such Participating Employee’s Stock Account shall be reduced by such number of whole shares.

(b)	Each Participating Employee shall have the right twice per calendar year to direct that any whole shares of Common Stock credited to such Participating Employee’s Stock Account be sold and that the proceeds, less expenses of sale, be remitted to such Participating Employee, in which event such Participating Employee’s Stock Account shall be reduced by such number of whole shares.

(c)	As a beneficial owner of shares of Common Stock, each Participating Employee shall receive any and all information that is disseminated to the Company’s other shareholders. Each Participating Employee will also receive a proxy to vote any shares of Common Stock credited to such Participating Employee’s Stock Account. Shares of Common Stock credited to the Stock Account of a Participating Employee will not be voted if such Participating Employee does not give voting instructions as to such shares by proxy.

9.	RIGHTS NOT TRANSFERABLE

No right or interest of any Participating Employee under this Plan may be assigned or transferred by such Participating Employee except by will or according to the laws of descent and distribution, and no rights under this Plan may be exercised by any person other than the Participating Employee during the lifetime of the Participating Employee. An attempt by a Participating Employee to transfer his or her rights under the Plan shall be deemed a request to withdraw from the Plan under paragraph 5(c) hereof.

10.	ADJUSTMENT IN CASE OF CHANGES AFFECTING THE COMMON STOCK, MERGER OR LIQUIDATION

In the event of any stock dividend or stock split with respect to the shares of Common Stock, or reclassification or similar change in the Common Stock, the number of shares of Common Stock to be made available by the Company for purchase under this Plan shall be adjusted proportionately, and such other adjustments shall be made as may be deemed necessary or equitable by the Board of Directors of the Company to prevent the diminution of the rights of Participating Employees under this Plan.

Subject to any required action by the shareholders of the Company, if the Company is the surviving or resulting corporation in any merger or consolidation, this Plan shall apply to the securities to which a holder of Common Stock subject to the Plan would have been entitled to purchase pursuant to the terms of the merger or consolidation. Upon the dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or resulting corporation, the Committee may (i) terminate the Plan, issue certificates for shares to Participating Employees pursuant to the procedures described in Section 11 below and pay to Participating Employees amounts credited to their respective Contribution Accounts, (ii) continue the Plan with such securities subject to the Plan as a holder of the Common Stock subject to the Plan would have been entitled to receive pursuant to the terms of the dissolution, liquidation, merger or consolidation, or (iii) some combination of (i) and (ii).
11.	RETIREMENT, TERMINATION, DEATH OR WITHDRAWAL

Upon the death, retirement or other termination of employment of a Participating Employee, or the withdrawal of a Participating Employee as provided by paragraph 5(c) of this Plan, the former Participating Employee, or a deceased Employee’s executor, administrator, or other personal representative shall receive delivery of the amount of such Participating Employee’s Contribution Account and a certificate representing the number of whole shares of Common Stock then credited to such Participating Employee’s Stock Account. Any fractional share of Common Stock then credited to such Participating Employee’s Stock Account shall be sold and the proceeds of such sale shall be remitted, less selling expenses, to such Participating Employee or a deceased Employee’s executor, administrator, or other personal representative.

12.	AMENDMENT OF PLAN

The Board of Directors of the Company shall have the power at any time and from time to time to amend this Plan in whole or in part, except that no amendment may be made which:

(a)	increases the number of shares of Common Stock subject to the Plan (other than pursuant to Section 10 of this Plan);

(b)	reduces the Purchase Price; or

(c)	permits persons, other than Eligible Employees, to participate in the Plan except with approval of such amendment by the shareholders of the Company.
13.	TERMINATION OF PLAN

This Plan and all rights of Eligible and Participating Employees hereunder shall terminate:

(a)	on the Investment Date on which the Participating Employees become entitled to purchase a number of shares of Common Stock greater than the number of reserved shares remaining available for purchase;

(b)	at any time in the discretion of the Board of Directors of the Company; or

(c)	in the event that the Plan is not approved by the shareholders of the Company within 12 months of the adoption hereof by the Company’s Board of Directors.

In the event of the termination of this Plan under subparagraph (a) above, the reserved shares of Common Stock remaining as of the termination date shall be issued to the Participating Employees on a pro rata basis according to the respective amounts then credited to their Contribution Accounts.
14.	EFFECTIVE DATE OF PLAN

This Plan shall become effective on January 1, 1989, or as soon thereafter as a Registration Statement under the Securities Act of 1933, as amended, covering the shares of Common Stock to be made available for purchase under this Plan has become effective.
15.	GOVERNMENT AND OTHER REGULATIONS

This Plan, the grant and exercise of the rights to purchase shares of Common Stock hereunder, and the Company’s obligation to issue or acquire and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.
16.	INTERIM PROVISIONS

Notwithstanding any other provision of this Plan, this Section 16 shall be effective until the Plan has been approved or disapproved by the shareholders of the Company at the next meeting of shareholders after the adoption hereof at which approval of the Plan is considered. An officer and director of the Company who has filed or is required to file a Form 3 Initial Statement of Beneficial Ownership of Securities with respect to the Common Stock under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be permitted to participate in the Plan, but shall not be entitled to receive a distribution of any shares of Common Stock purchased under the Plan until such time as the Plan has been approved by the shareholders of the Company as contemplated by Rule 16b-3 promulgated under the Exchange Act. In the event that the Plan is not approved by the Company’s shareholders as contemplated by such Rule 16b-3, shares of Common Stock held for an officer or director will be forfeited and the officer or director shall be paid, on the date it is determined that shareholder approval as contemplated by Rule 16b-3 will not be obtained, the lesser of: (i) the aggregate amount previously contributed to the officer’s or director’s Contribution Account, without interest, and (ii) the Fair Market Value of any shares of Common Stock held for the officer or director and any amounts contained in the Contribution Account of the officer or director.
17.	MISCELLANEOUS

(a)	Tax Withholding. The Committee may make appropriate provisions for withholding of federal, state and local income taxes, and any other taxes, from a Participating Employee’s compensation to the extent the Committee deems such withholding to be legally required.

(b)	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Florida except to the extent such laws are preempted by the laws of the United States.